EXHIBIT 10.30

                 AIRPORT USE AND LEASE AGREEMENT


                         by and between


                         CITY OF HOUSTON


                               and


                   CONTINENTAL AIRLINES, INC.


                    Effective January 1, 1998

                       TABLE OF CONTENTS


                                                             Page

                            Article I

                           DEFINITIONS

                           Article II

                      RIGHTS AND PRIVILEGES

Section 2.01.   Use of Airport . . . . . . . . . . . . . .  7
Section 2.02.   Rights Reserved by City. . . . . . . . . .  8
Section 2.03.   Limitations of Use of Airport. . . . . . .  9
Section 2.04.   Parking. . . . . . . . . . . . . . . . . . 10
Section 2.05.   Ingress and Egress . . . . . . . . . . . . 10
Section 2.06.   Sales or Distribution of Food / Beverages. 11
Section 2.07.   Use of IAB Facilities for International
                Arriving Passengers. . . . . . . . . . . . 12

                           Article III

                              TERM

Section 3.01.   Term . . . . . . . . . . . . . . . . . . . 13
Section 3.02.   Option to Extend Term of Terminal B Lease. 13
Section 3.03.   Airline's Rights Upon Expiration or
                Early Termination of Agreement . . . . . . 13

                           Article IV

                         LEASED PREMISES

Section 4.01.   Terminal B Leased Premises . . . . . . . . 14
Section 4.02.   Terminal C Leased Premises . . . . . . . . 18
Section 4.03.   Airline's Use of Terminal Improvements
                and Ground Lease Premises Conveyed By B
                Special Facilities Lease . . . . . . . . . 19
Section 4.04.   Surrender of Leased Premises . . . . . . . 19
Section 4.05.   Covenant Against Liens . . . . . . . . . . 20
Section 4.06.   Quiet Enjoyment. . . . . . . . . . . . . . 20


                            Article V

                        RENTALS AND FEES

Section 5.01.   General. . . . . . . . . . . . . . . . . . 21
Section 5.02.   Statistical Report . . . . . . . . . . . . 21
Section 5.03.   Terminal Building Rentals. . . . . . . . . 22
Section 5.04.   Security Fees. . . . . . . . . . . . . . . 22
Section 5.05.   Apron Fees / Ground Area Rental. . . . . . 22
Section 5.06.   Landing Fees . . . . . . . . . . . . . . . 22
Section 5.07.   Other Fees and Charges . . . . . . . . . . 22
Section 5.08.   Security Deposit . . . . . . . . . . . . . 23
Section 5.09.   Payment Provisions . . . . . . . . . . . . 23
Section 5.10    No Other Fees and Charges. . . . . . . . . 24

                           Article VI

                RECALCULATION OF RENTALS AND FEES

Section 6.01.   General. . . . . . . . . . . . . . . . . . 25
Section 6.02.   Terminal Rental Rates. . . . . . . . . . . 25
Section 6.03.   Apron Fee Rates. . . . . . . . . . . . . . 26
Section 6.04.   Landing Fee Rate . . . . . . . . . . . . . 28
Section 6.05.   Automated People Mover System Costs. . . . 28
Section 6.06.   Mid-Year Rate Adjustments. . . . . . . . . 29
Section 6.07.   Year-End Adjustment to Actual
                and Settlement . . . . . . . . . . . . . . 30

                           Article VII

                  CONSTRUCTION OF IMPROVEMENTS

Section 7.01.   Construction By City . . . . . . . . . . . 31
Section 7.02.   Construction By Airline. . . . . . . . . . 32
Section 7.03.   Future Capital Improvements. . . . . . . . 33

                          Article VIII

                    OPERATION AND MAINTENANCE

Section 8.01.   Obligations of City. . . . . . . . . . . . 34
Section 8.02.   Obligations of Airline . . . . . . . . . . 35

                           Article IX

                         INDEMNIFICATION

Section 9.01.   Release and Indemnification of City. . . . 37

                            Article X

                            INSURANCE
Section 10.01.  General. . . . . . . . . . . . . . . . . . 39
Section 10.02.  Risks and Minimum Limits of Coverage . . . 39
Section 10.03.  Other Provisions . . . . . . . . . . . . . 40

                           Article XI

            DAMAGE OR DESTRUCTION OF LEASED PREMISES

Section 11.01.  Leased Premises Inhabitable. . . . . . . . 43
Section 11.02.  Leased Premises Uninhabitable. . . . . . . 43
Section 11.03.  Automatic Termination. . . . . . . . . . . 43
Section 11.04.  Airline Improvements . . . . . . . . . . . 43
Section 11.05   Insurance. . . . . . . . . . . . . . . . . 44

                          Article XII

                           TERMINATION

Section 12.01.  Termination by City. . . . . . . . . . . . 45
Section 12.02.  Termination by Airline . . . . . . . . . . 46

                          Article XIII

                    ASSIGNMENT AND SUBLETTING

Section 13.01.  Assignment and Subletting. . . . . . . . . 48

                           Article XIV

                    MISCELLANEOUS PROVISIONS

Section 14.01.  Rules and Regulations. . . . . . . . . . . 49
Section 14.02.  Compliance with Law. . . . . . . . . . . . 49
Section 14.03.  Nondiscrimination. . . . . . . . . . . . . 53
Section 14.04.  Payment of Taxes . . . . . . . . . . . . . 54
Section 14.05.  Right to Lease to United States Government 54
Section 14.06.  Notice or Consent. . . . . . . . . . . . . 55
Section 14.07.  Rights Reserved to City. . . . . . . . . . 55
Section 14.08.  Favored Nations. . . . . . . . . . . . . . 55
Section 14.09.  Right of Entry . . . . . . . . . . . . . . 55
Section 14.10.  Notices. . . . . . . . . . . . . . . . . . 56
Section 14.11.  City's Right to Audit Books and Records. . 57
Section 14.12.  Force Majeure. . . . . . . . . . . . . . . 57
Section 14.13.  Non-Waiver . . . . . . . . . . . . . . . . 57
Section 14.14.  Place of Payments. . . . . . . . . . . . . 57
Section 14.15.  Nonliability of Individuals. . . . . . . . 57
Section 14.16.  Remedies to be Nonexclusive. . . . . . . . 58
Section 14.17.  Exclusiveness of Airline's Rights. . . . . 58
Section 14.18.  Other Land and Buildings Excluded. . . . . 58
Section 14.19.  Titles . . . . . . . . . . . . . . . . . . 58
Section 14.20.  Invalid Provisions . . . . . . . . . . . . 58
Section 14.21.  Enforcement. . . . . . . . . . . . . . . . 58
Section 14.22.  Operation of Airport . . . . . . . . . . . 59
Section 14.23.  Entire Agreement . . . . . . . . . . . . . 59
Section 14.24.  Successors and Assigns . . . . . . . . . . 59
Section 14.25.  Subordination. . . . . . . . . . . . . . . 59

EXHIBITS

Airport Layout and Cost Center Plan
Terminal B
Terminal C
Illustrative Calculation of Gate Use Fee
Statistical Report Format
Illustrative Calculation of Rates and Charges
Terminal B Improvements
Terminal C Improvements. . . . . . . . . . . . . . . . . .

                 AIRPORT USE AND LEASE AGREEMENT


THE STATE OF TEXAS   )(
                                  KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF HARRIS     )(


     THAT, this Airport Use and Lease Agreement ("Agreement") is made and entered into on the date of countersignature by the City Controller ("Effective Date") by and between the City of Houston, Texas, a municipal corporation and home-rule city principally situated in Harris County (hereinafter defined and referred to as "City") and Continental Airlines, Inc., a corporation doing business in the State of Texas (hereinafter defined and referred to as "Airline").

                           WITNESSETH:

     WHEREAS, City is the owner of the George Bush Intercontinental Airport/Houston (hereinafter defined and referred to as "Airport" and more completely identified on Exhibit A attached hereto and made a part hereof), which is located in the City of Houston, Harris County, Texas; and

     WHEREAS, Airline is engaged in the business of commercial air transportation of persons, property, cargo, and mail as a scheduled air carrier and is certificated or otherwise authorized by the United States Government to engage in such business; and

     WHEREAS, Airline has requested City grant it certain rights, privileges and services in connection with the use of said Airport and its facilities in the conduct of Airline's business as a scheduled air carrier; and

     WHEREAS, City is willing to grant Airline such rights, privileges and services upon the terms and conditions and for the consideration hereinafter stated; and

     WHEREAS, City and Airline deem it desirable to enter into a written agreement setting forth the respective rights, privileges, obligations and duties of the parties hereto and defining the rights, services and privileges granted and the terms, conditions and consideration on which they are granted;

     NOW, THEREFORE, for and in consideration of the Leased
Premises and the mutual covenants herein contained and the rentals, charges and fees to be paid by Airline, it is agreed and understood by and between the City and Airline as follows:

                           Article I

                           DEFINITIONS

     The following words and phrases, wherever used in this Agreement, shall, for the purpose of this Agreement, have the following meanings:

     1. "Airline" means the entity that has executed this Agreement and that is identified in the first paragraph of this Agreement. However, for purposes of the enjoyment of the rights conferred on Airline hereunder, it is agreed that any subsidiary of Airline that is wholly owned as of the date hereof (a "subsidiary") shall have the rights afforded Airline hereunder without payment of any additional charges or premiums; provided, however, that Airline shall be responsible for the actions of (including the payment of any activity fees incurred by) any such subsidiary while such subsidiary operates at the Airport until Airline notifies the City in a writing delivered to the City, that Airline will no longer be responsible for the actions (or activity fees) of such subsidiary, which notice Airline shall have the right to give only if such subsidiary ceases to be a wholly-owned subsidiary of Airline, and if such notice is given, then from and after (but not until) the date that the City approves (if at all) a partial assignment by Airline to such subsidiary of the space at the Airport occupied by such subsidiary (along with a partial assignment of the rights utilized by such subsidiary in connection with its operations at the Airport) in accordance with the provisions of Section 13.01 hereof, Airline shall no longer be responsible for the actions (or activity fees) of such subsidiary.

     2. "Airport" means George Bush Intercontinental Airport/ Houston, Texas, as generally depicted in Exhibit A, Airport Layout and Cost Center Plan, attached hereto and made a part hereof, as it now exists or may be modified or expanded from time to time in the future.

     3. "Airport System" means all airport, heliport and aviation facilities, or any interest therein, now or from time to time hereafter owned, operated or controlled in whole or in part by the City, together with all properties, facilities and services thereof, and all additions, extensions, replacements and improvements thereto, and all services provided or to be provided by the City in connection therewith, but expressly excluding Special Facilities. The Airport System currently includes "George Bush Intercontinental Airport/Houston," "William P. Hobby Airport", "Ellington Field" and the "CBD Heliport."

     4. "Airport Cost Centers" means the direct cost areas to be used in accounting for Airport costs for the purposes of calculating compensatory rates and charges hereunder, as depicted in Exhibit A, Airport Layout and Cost Center Plan, as such areas now exist or may hereafter be modified or expanded and as more particularly described below:

           A.   "Terminal A Airline Area" means the space in
     Terminal A leased to or available for lease to airlines.

           B.   "Terminal A Public Area" means the space in
     Terminal A available for public circulation and waiting, rest rooms, and concessions.

           C. "Terminal A Apron Area" means the apron area at Terminal A.

           D.   "Terminal B Airline Area" means the space in
     Terminal B leased to or available for lease to airlines, as depicted in Exhibit B.

           E.   "Terminal B Public Area" means the space in
     Terminal B available for public circulation and waiting, rest rooms, and concessions, as depicted in Exhibit B.

           F. "Terminal B Apron Area" means the apron area at Terminal B, as depicted in Exhibit B.

           G.   "Terminal C Airline Area" means the space in
     Terminal C leased to or available for lease to airlines, as depicted in Exhibit C.

           H.   "Terminal C Public Area" means the space in
     Terminal C available for public circulation and waiting, rest rooms, and concessions, as depicted in Exhibit C.

           I. "Terminal C Apron Area" means the apron area at Terminal C, as depicted in Exhibit C.

           J. "IAB Airline Area" means the space in Terminal IAB leased to or available for lease to airlines.

           K. "IAB Public Area" means the space in Terminal IAB available for public circulation and waiting, rest rooms, and concessions.

           L. "IAB Apron Area" means the apron area designated at Terminal IAB.

           M. "Airfield" means the runways, taxiways, and apron areas (other than the Terminal A Apron Area, the Terminal B Apron Area, and the Terminal C Apron Area, IAB Apron Area, and common use cargo aprons), navigational aids, hazard designation and warning devices, airfield security roads and fencing, blast fencing, lighting, clear zones and safety areas for landing, taking off and taxiing of aircraft, aviation easements, land utilized in connection therewith or acquired for such purpose, and facilities, the acquisition, construction or installation cost of which is wholly or partially paid by the City, as depicted in Exhibit A.

           N. "International Airlines Building" or "IAB" means the Mickey C. Leland International Airlines Building as may be modified or expanded and all appurtenances thereto, as depicted in Exhibit A.

     5. "Amortization" means the level annual charge required to recover the net cost of a Capital Improvement over the Useful Life of such Capital Improvement at the City's Cost of Capital.
     6. "Automated People Mover" or "APM" means the automated people mover system the first phase of which, connecting Terminals B and C, is to be designed and constructed by Airline as part of the Continental Special Facilities and financed with the Series 1997A SFRBs, as further described in Section 7.02 hereof and which may be expanded from time to time.

     7. "Base Capital Charge" means the fixed annual charge per square foot to be charged for certain Leased Premises as herein provided, the original cost of which has been fully amortized.

     8. "Capital Improvement" means any improvement or asset, or series of related improvements or assets, acquired or constructed by City at the Airport, including without limitation any security facilities or equipment under Section 5.04, which has a net cost of $150,000 or more (adjusted annually for changes in the Consumer Price Index from July 1, 1998 to a maximum of $300,000) and a Useful Life of more than one year (but excluding facilities acquired or constructed with the proceeds of special facility revenue bonds which are secured solely by the net rent payable under the special facility lease for such facility and which debt service is in fact retired in such manner, unless such facilities are subsequently acquired by City). For the purposes of this Agreement, the net cost of each Capital Improvement shall be the total cost (including actual construction costs; architectural and engineering fees, program management fees, testing and inspection fees, construction management fees, permit fees, and other direct or allocable fees; interest during construction; and allocable out-of-pocket financing costs) less any grants-in-aid or similar amounts used in financing the Capital Improvement.

     9. "City" means the City of Houston, Texas, or such other agency, board, authority, or private entity which may succeed to the jurisdiction of City over the Airport.

     10. "Cost of Capital" means (a) for Capital Improvements financed with Airport System Revenue Bonds, the effective interest rate on the Bonds used to finance the particular Capital Improvement and (b) for Capital Improvements financed with other Airport funds, the current Revenue Bond Index (of 22-year+, "A" rated bonds) published daily in the Wall Street Journal (or successor publication thereto), on June 30 of the year the Capital Improvement is placed in service.

     11. "Director" means the Director of City's Department of Aviation or his or her designee, or such other officer to whom the duties and authority of the Director may be assigned by the City Council of City or by any agency, board or authority which may subsequently succeed to the jurisdiction of City over the Airport.

     12. "Fiscal Year" refers to City's fiscal year and means the twelve-month period commencing July 1 and extending through June 30 of the following calendar year, or such other fiscal year as City
Council may establish by ordinance.

     13. "Ground Handling Agreement" means an agreement between Airline and a third party (including another airline) governing the provision of Ground Handling Services by Airline to another airline or to Airline by a third party.

     14. "Ground Handling Services" means any of the following: on and off loading of passengers, baggage, mail or cargo; into-plane fueling; servicing aircraft lavatories; providing ground power, potable water and preconditioned air; cleaning the interior or exterior of aircraft; and emergency maintenance of aircraft engines and systems, and any other similar ground services.

     15. "Hazardous Materials shall be interpreted in the broadest sense to include any and all substances, materials, wastes, pollutants, oils, or governmental regulated substances or contaminants as defined or designated as hazardous, toxic, radioactive, dangerous, or any other similar term in or under any of the Environmental Laws, including but not limited to, asbestos and asbestos containing materials, petroleum products including crude oil or any fraction thereof, gasoline, aviation fuel, jet fuel, diesel fuel, lubricating oils and solvents, urea formaldehyde, flammable explosives, PCBs, radioactive materials or waste, or any other substance that, because of its quantity, concentration, physical, chemical, or infectious characteristics may cause or threaten a present or potential hazard to human health or the environment or which may impair the beneficial use of property for Airport purposes. Hazardous Materials shall also mean any and all hazardous materials, hazardous wastes, toxic or hazardous substances, or substances regulated under any Environmental Laws set forth in Section 14.02.C.1. hereof.

     16. "Leased Premises" means the Exclusive Use Space and the Preferential Use Apron Area leased to Airline pursuant to Sections
4.01 and 4.02 hereof.

     17. "Mayor" means the Mayor of the City of Houston or such other officer to whom the duties and authority of the Mayor may be assigned by the Charter of the City of Houston or by an act of the Legislature of the State of Texas or by any agency, board, or authority which may succeed to the jurisdiction of City over the Airport.

     18. "Operation and Maintenance Expenses" means all reasonable and necessary current expenses of City, paid or accrued, of operating, maintaining, repairing, and administering the Airport; including, without necessarily limiting thereto, salaries and wages, fringe benefits, contractual services, utilities, professional services, police protection services, fire protection services, administrative expenses, the cost of materials and supplies used for current operations, equipment, insurance premiums, the reasonable charges of any paying agents and any other depository bank pertaining to the Airport, as well as overhead expenses of (a) the Department of Aviation (which shall be fairly allocated among City's airport facilities in accordance with generally accepted accounting practices) and (b) other City departments whose services are directly related or reasonably allocable to the administration of the Airport (which shall be determined in accordance with a City-wide administrative cost allocation plan then in effect); provided, however, Operation and Maintenance Expenses shall not include any allowance for depreciation, payments in lieu of taxes, Capital Improvements, any charges for the accumulation of reserves for capital replacements or charges resulting from the negligence or breach of existing agreements by the City, its employees or contractors.

     19. "Renewal and Replacement Fund" means the Airport System Renewal and Replacement Fund established by the City's Airport
System Revenue Bond ordinances.

     20. "Special Facilities" means the Special Facilities defined and described in the Special Facilities Leases which have been financed with the Special Facilities Revenue Bonds, including the Automated People Mover Project, the Terminal Improvements Project, and the Airport Improvements Project, and any additional special facilities which may be undertaken from time to time hereafter pursuant to the Special Facilities Leases and financed with additional Special Facilities Revenue Bonds.

     21. "Special Facilities Leases" means the Special Facilities Lease Agreements for the Automated People Mover Project (the "A Special Facilities Lease"), the Terminal Improvements Project (the "B Special Facilities Lease"), and the Airport Improvements Project (the "C Special Facilities Lease") between City and Airline with respect to the Special Facilities, all of which are dated March 1, 1997.

     22. "Special Facilities Revenue Bonds" or "SFRBs" means the City of Houston, Texas, Airport System Special Facilities Revenue Bonds, Series 1997A (Automated People Mover Project), Series 1997B (Continental Airlines, Inc. Terminal Improvement Projects), and Series 1997C (Continental Airlines, Inc. Airport Improvement Projects) issued by the City on behalf of Airline to finance the Special Facilities, and any additional bonds or refunding bonds which may be issued from time to time hereafter under the trust indentures for the SFRBs and any supplements thereto.

     23. "Systems" means the systems, facilities and improvements located on and serving the Airport, including but not limited to:
(a) the access roads and other roadways serving the terminal complex; (b) the interterminal passenger transportation system; (c) the heating, ventilation, and air conditioning (HVAC) plant and related distribution systems; (d) terminal building mechanical areas and systems; and (e) the incinerators / compactors.

     24. "Systems Costs" means the total of annual Operation and Maintenance Expenses and annual Amortization charges associated with each of the Systems.

     25. "Useful Life" means the estimated period of time that a Capital Investment is to be recovered through the Amortization process. In general, Useful Lives will be assigned to Capital Improvements by the Director based on generally accepted airport accounting practices. For purposes of calculating rates and fees under this Agreement, improvements to Terminals B and C financed by City will be assigned Useful Lives of 20 years.

                          Article II

                      RIGHTS AND PRIVILEGES

Section 2.01.   Use of Airport

     As long as it does so in accordance with the terms and provisions hereof, Airline, in common with all other scheduled airlines using the Airport, may utilize the Airport (other than the exclusive space of other tenants) and its facilities for the purpose of conducting Airline's business of a scheduled air carrier certificated or otherwise authorized by the United States Government to engage in the business of commercial air transportation of persons, property, cargo, and mail (hereinafter sometimes referred to as "air transportation business"). The privileges granted hereby include the following:

     A. The use of landing field areas, aprons, roadways, runways, taxiways, runway and taxiway lights, beacons, facilities, equipment, improvements, services and other conveniences for flying, landing, taxiing and takeoffs of aircraft.

     B. The landing, taking-off, flying, taxiing, towing, loading and unloading of aircraft and other equipment used by Airline in its operation of its air transportation business.

     C. The repairing, maintaining, conditioning, servicing, testing, including engine "runups" subject to Section 2.03.E. hereof, loading, unloading, parking and storing of aircraft or other equipment of Airline in areas on the Airport designated by the City for such purposes.

     D. The training of personnel in the employ of or to be employed by Airline including employees of Airline's contract service providers.

     E. The installation, maintenance and operation, at Airline's expense, by Airline alone, or in conjunction with any other airline or airlines who are lessees at the Airport or through a nominee, of radio, telephone, and data communications equipment and meteorological and aerial navigation equipment and facilities in or on the Leased Premises leased exclusively to Airline for use by Airline in the conduct of its air transportation business; provided, however, that any exterior installations shall be subject to the prior written approval of the Director.

     F. The selling, exchanging or disposing of gasoline, oil, grease, lubricants, fuels, or propellants for use by Airline in connection with the conduct of its air transportation business (in compliance with existing laws and any applicable agreement therefor).

     G. The purchasing or otherwise obtaining of services or personal property of any nature including aircraft, engines, accessories, gasoline, oil, greases, lubricants, fuels, propellants, food, beverages, and other equipment or supplies necessary to Airline in the conduct of its air transportation business and in the exercise of its rights and privileges herein granted and in the discharge of the obligations herein imposed upon Airline.

     H. The installing, maintaining, and operation, without cost to City, by Airline alone or in conjunction with any other airline lessee or lessees on the Airport, of communication systems between suitable locations in the terminal area, subject to the approval of the Director as to location of the installation of said system.

     I. The transporting, directly or through a nominee of Airline's choice, of Airline's employees, passengers, cargo, property (including baggage) and mail to, from and at the Airport.

     J. Subject to the prior written approval of the Director, the installation and maintenance at Airline's expense, on Leased Premises leased to it or under its control, of advertising or identifying signs representing its business. Such signs shall be uniform in size, type and location as approved by the Director and shall be consistent with published Department of Aviation signage criteria.

     K. The conduct of any other operation or activity that is necessary for or related to Airline's air transportation business, subject to the provisions of Section 2.02. hereof.

     L. Ground Handling of Airline by Others. Airline may contract with, or receive from other airlines serving the Airport or other companies, Ground Handling Services for Airline's aircraft, provided that Airline provides advance written notice to the Director (or his designated representative) of such arrangements and uses reasonable efforts to ensure that such other airline or other company shall have entered into an operating permit or agreement or other similar contract with City prior to commencing Ground Handling Services with Airline.

     M. Ground Handling of Others by Airline. Airline may provide Ground Handling Services to aircraft of other airlines using the Airport provided that Airline provides advance written notice to the Director (or his designated representative) of such arrangements and uses its best efforts to ensure that such other airline has entered into an operating permit or agreement or similar contract with City prior to conducting its operations at the Airport. Airline's insurance, as required in this Agreement, shall provide insurance coverage for such Ground Handling Services.

Section 2.02.   Rights Reserved by City

           A. City reserves the exclusive right to itself, its agents and its franchisees, to operate all concession services (including but not limited to food/beverage and news/gift concessions, specialty retail shops and carts, vending machines, pay telephones, fax machines and other voice and data telecommunications systems, advertising displays, baggage lockers and baggage carts) in the public use areas of Terminals A, B, and C and the IAB (including public use Leased Premises such as holdrooms and baggage claim areas with prior notice to Airline and providing Airline the ability to comment) and to retain the revenue therefrom; provided however, that City agrees that no concession services shall be located or operated by City or its nominees in any non-public use Exclusive Use Space without Airline's prior consent and providing that City shall not exercise such right in a manner that will materially impede passenger ingress or egress or Airline's business operations.

           B. City shall operate all concessions and provide such other services (with reasonable due consideration to requests made by Airline) for scheduled airline passenger operations at the Airport as it deems necessary or appropriate. Nothing herein shall limit or preclude City from operating whatever concessions or providing whatever services it may desire at any and all airports and other facilities owned by City.

Section 2.03.   Limitations of Use of Airport

           A. Use of Facilities. Airline shall not knowingly permit any act or omission at or about the Airport that may interfere with the effectiveness or accessibility of the drainage and sewage system, electrical system, heating and air conditioning system, fire protection system, sprinkler system, alarm system, fire hydrants and hoses, and security systems, if any, installed or located on or within the Leased Premises or the Airport.

           B. Insurance Requirements Compliance. Airline shall not knowingly permit any act upon the Airport that will invalidate or conflict with any fire or other casualty insurance policies (copies of which, together with premium schedules, shall be furnished to Airline on request) covering the Airport or any part thereof.

           C. Waste Disposal. Airline shall not dispose of or knowingly permit disposal of any waste material taken from or products used (whether liquid or solid) with respect to its aircraft into the sanitary or storm sewers at the Airport unless such waste material or products shall first be properly treated by equipment installed for that purpose or otherwise disposed of pursuant to law. In addition to obtaining approval from the governmental agencies regulating equipment and disposal described in this paragraph, Airline shall also obtain the approval of the Director. All such disposal shall comply with regulations of the United States Department of Agriculture and shall be in compliance with Section 14.02 of this Agreement.

           D. Flammable Liquids. Airline shall not keep or store, during any 24-hour period, flammable liquids within the enclosed portion of the Leased Premises in excess of Airline's working requirements during said 24-hour period, except in storage facilities especially constructed for such purposes in accordance with standards established by the National Board of Fire Underwriters and approved by a governmental agency with authority to inspect such facilities for safety compliance. Any such liquids having a flash point of less than 100 degrees fahrenheit shall be kept and stored in safety containers of a type approved by the Underwriters Laboratories.

           E. Engine Runups. Airline shall perform aircraft engine runups only at locations and during time periods approved in writing in advance by the Director.

           F. Other. Airline's use of the Airport shall be limited to activities directly connected to the transportation of passengers, persons, property, cargo and mail by air, and Airline shall not enter into activities which compete with City in City's development of any revenue from Airport passengers, tenants, and other users. However, it is the intent of the foregoing that Airline shall be permitted to continue to conduct any activity that Airline was currently conducting as of July 1, 1996.

Section 2.04.   Parking

           A. In the event City develops or causes to be developed an area or areas at the Airport as common parking facilities for the employees of Airline and other Airport tenants, the Director, in consultation with the Airline, will determine a reasonable charge for the use of such facilities to cover return on capital investment and costs associated with their development, operation, supervision and maintenance. Public vehicular parking facilities will be provided by City at reasonable charges to be determined by City.

           B. Only employees of Airline may park on such employee parking facilities.

Section 2.05.   Ingress and Egress

     Subject to the other provisions hereof and to the rules and regulations adopted by City under the provisions of Article XIV hereof, the following privileges of ingress and egress with respect to the Airport are hereby granted:

           A. For Airline, its agents, employees, contractors, subcontractors and permitted sublessees and assigns: To the public areas of the Airport and to those areas and facilities designated herein for exclusive use by Airline or by Airline in common with other airlines. This right shall extend to Airline's aircraft, vehicles, machinery and equipment used in its air transportation business.

           B. For Airline's passengers, guests and invitees: To areas leased exclusively to Airline and to areas provided for use of Airline's passengers, guests and invitees in common with those of other airlines and to public areas and public facilities. This privilege shall extend to vehicles of such passengers, guests and invitees.

           C. For Airline's suppliers of materials and furnishers of service: To the public areas of the Airport and to areas and facilities leased exclusively to Airline and to areas and facilities provided for the common use by Airline or its suppliers of materials and furnishers of services. This privilege shall extend to vehicles, machinery or equipment of such suppliers and furnishers used in their business of furnishing such supplies and services to Airline.

           The ingress and egress provided for above shall not be used, enjoyed or extended to any person, airline or vehicle engaging in any activity or performing any act or furnishing any service for or on behalf of Airline that Airline is not authorized to engage in or perform under the provisions hereof unless expressly authorized by the Director.

Section 2.06.   Sales or Distribution of Food / Beverages

           A. Distribution of In-Flight Food/Beverages. The distribution, serving or sale of food and/or beverages (including alcoholic beverages) meant to be consumed aboard Airline's aircraft by Airline or its in-flight catering provider shall be limited to Airline's passengers who are in the passenger loading bridge or entrance to the passenger loading bridge and in the process of boarding Airline's aircraft. The provisions of this section notwithstanding, all distribution of alcoholic beverages shall comply with applicable laws.

           Distribution of food and/or beverages (at no cost to the public) by Airline shall be permitted in passenger holdrooms with twenty-four hours advance written notice to the Director for up to eight (8) days (inclusive of partial days of distribution) per year in connection with holidays and promotional events. All food and/or beverages so distributed shall be purchased from the City's food and beverage concessionaires operating at the Airport (if such food and beverage products are available from such concessionaires after reasonable inquiry of such concessionaires by Airline), except for soft drinks, bottled water, canned juice, coffee and packaged Airline snacks which shall be supplied by Airline's in-flight catering provider. Airline shall have the right to request in writing to the Director additional days to distribute packaged Airline snacks and/or beverages in passenger holdrooms. The Director, in his sole discretion, shall give Airline written notice of his decision regarding any such request.

           B . Club Rooms. Airline shall have the right to utilize space in Terminal B and Terminal C for the purpose of maintaining and operating club rooms for its guests, invitees, and passengers and may serve beverages, including alcoholic beverages, and appetizers therein with or without charge and subject to all applicable laws, regulations and ordinances; provided, however, that the City reserves the right to charge Airline applicable percentages of its gross revenues from the sale of food and beverages consistent with the percentages charged to its food and beverage concessionaires at the Airport, not to exceed 10% on the sale of food and nonalcoholic beverages and 15% on the sale of alcoholic beverages; provided that no such payment shall be required with respect to items obtained from concessionaires already obligated to make such payments to City with respect to such obtained items.

           C. Cafeteria / Vending Machines. Airline or its nominee may install, maintain and operate a cafeteria for use only by Airline's employees and vending machines for Airline employees and contractors in Airline's Exclusive Use Space not accessible to the public.

           D.   Other Distribution of Food/Beverages Prohibited.
Except as allowed in this Section 2.06, all other serving, distribution or sale of food or beverages by Airline at the Airport is prohibited.

Section 2.07.   Use of IAB Facilities for International Arriving
                Passengers

           During the first ten (10) years of this Agreement
(January 1, 1998 through December 31, 2007), all arriving international passengers who have not been pre-cleared shall be processed through the Federal Inspection Services facilities in the IAB.

             (THIS SPACE INTENTIONALLY LEFT BLANK)

                          Article III

                              TERM

Section 3.01.   Term

           A. The term of this Agreement with respect to Airline's use of the Airport and its Leased Premises in Terminal C, shall begin on January 1, 1998 and end on December 31, 2017.

           B. The term of this Agreement with respect to Airline's use of its Leased Premises in Terminal B, shall begin on January 1, 1998 and end on December 31, 2007, with a ten (10) year option as provided in Section 3.02 below.

Section 3.02.   Option to Extend Term of Terminal B Lease

           Airline is hereby granted the option to extend the term of its use of its Leased Premises in Terminal B for an additional ten (10) years through December 31, 2017, by giving written notice to City on or before June 30, 2007, unless the City (A) elects in writing, prior to June 1, 2007, to (1) exercise certain rights as provided in Section 7.01.F hereof and Section 7.03 (a) and (d) of the A Special Facilities Lease to purchase, acquire, and/or assume Airline's leasehold obligations for the B-C Link of the APM and (2) purchase all of Airline's rights to the Special Facilities located in Terminal B (other than the ground support equipment and, if built, the baggage transfer facility) as provided in Section 7.04 of the B Special Facilities Lease and (B) exercises such rights before December 31, 2007.

Section 3.03.   Airline's Rights Upon Expiration or Early
                Termination of Agreement

           Upon expiration or early termination of this Agreement, all of Airline's rights, authority, and privileges to use the Leased Premises, services and facilities of the Airport as herein granted shall cease.

                          Article IV

                         LEASED PREMISES

Section 4.01.   Terminal B Leased Premises

           A. Exclusive Use Space. Airline hereby leases from City and City hereby leases to Airline for its exclusive use the areas in Terminal B shown in Exhibit B, attached hereto and by reference made a part hereof for all purposes, which areas are to be used for the general purposes shown, as summarized below:

                             Area (sq. ft.)      Estimated
                                   as of      Area (sq. ft.)*
     Type of Space            July 1, 1998   as of Feb. 1, 1999

     Ticket counter              1,641             1,641
     Ticket counter queuing      2,038             2,038
     Ticket office               3,881             3,645
     Baggage claim               3,967             7,934
     Baggage make-up            13,314            29,395
     Curb check-in                 242               484
     Operations                 27,362            37,078
     Baggage service office        409               844
     Security                      954             1,942
     Other offices               1,627             1,721
     Holdrooms                  32,891            41,573
     Club rooms                  4,219             4,430
     Baggage cart circulation    8,890            17,780
     Special Facilities space -
           Series B
           Mezzanine Level       5,174             5,174

     *Square footage subject to final verfication based on as-built drawings.

           The space indicated on Exhibit B as Special Facilities space - Series A is included as part of the Ground Lease Properties under the A Special Facilities Lease and is expressly excluded from Airline's Leased Premises under this Agreement.

           B.   Preferential Use Apron Area.

                1. Designation of Preferential Use Apron Area. Airline hereby leases from City and City hereby leases to Airline for its preferential use, but not for its exclusive use, the apron area at Terminal B including 6,532 sq. ft. of Special Facilities space - Series B located on the apron level as shown in Exhibit B, attached hereto and by reference made a part hereof for all purposes.

                2. Nonpreferential Use of Airline's Apron Area by Other Airlines. Airline is being granted preferential use of said apron area, but not exclusive use. At those times that Airline has no scheduled use for an aircraft parking position on Airline's apron area and there are no other aircraft parking positions at the Airport available for use, Airline shall allow other scheduled or nonscheduled airlines authorized by City to use Airport facilities to use such aircraft parking position as circumstances and the public interest may require for loading and unloading only, but in no event shall said use by others take precedence over Airline's use. Airline shall have the right to limit the duration of such usage to the actual time required for unloading, loading, and flight service operations and may require that such user tow off and back on to accommodate Airline's use. When such use is to be made of Airline's apron area, Airline shall be properly compensated for such use by the user of the facilities based on and in accordance with the attached Illustrative Calculation of Gate Use Fee in Exhibit D hereof.

                3. Parking of Airline's Aircraft. Airline shall have the right to locate any number of aircraft within the Terminal B Apron Area for the purpose of loading and unloading passengers, baggage, cargo and mail; provided, that Airline shall not park aircraft in such a manner as would prohibit access, ingress, and egress to and from all aircraft parking positions by aircraft, ramp equipment, and traffic of other airlines or would prohibit the movement of aircraft and ramp equipment to and from the most convenient taxiway and terminal building.

           C.   City's Right to Review Space Utilization and Take
Back Space.

                1. In July, 2003, City will evaluate Airline's utilization of Terminal B in terms of average number of daily flights per gate for the immediately preceding six-month period (January through June 2003, referred to hereafter as the "Test Period"). If Airline's average gate utilization is less than four flights per day during the Test Period (determined by taking the total number of scheduled flights during the Test Period by Airline, its code-share airlines, Continental Express, Inc. and other scheduled airlines for which Airline has a ground handling agreement, and dividing by the product of total number of available gates in Terminal B times 181 days) the Director may within 180 days of the conclusion of the Test Period, at his option and in order to accommodate the needs of other airline users of the Airport, require in writing Airline to relinquish (as hereinbelow provided) (1) a proportionate number of its gates at Terminal B such that, on a pro-forma basis, excluding such relinquished gates, the remaining gates would have demonstrated an average utilization of at least 4 flights per day during the Test Period and (2) a substantially identical proportionate amount of holdroom, operations, ticket counter, ticket office, baggage make-up, and baggage claim space.

                2. In the event Director requires Airline to relinquish such space and gates, Director and Airline will confer to determine which gates and space will be relinquished. Airline will be required to relinquish contiguous gates, holdrooms and other exclusive leased space. City and Airline shall conduct good faith negotiations in accordance with the foregoing to select the location of the space and gates to be relinquished. If after sixty
(60) days of good faith negotiations no agreement has been reached, City shall select the gates and space to be relinquished. Airline will continue to have the nonexclusive right to use the holdrooms and gates it relinquishes as a result of this provision at rates established by City for such nonpreferential use.

                3. In evaluating gate utilization in Terminal B during the Test Period, City will adjust the data for Terminal B flights to compensate for any unusual reductions in the number of flights operated in Terminal C during the Test Period insofar as such flights might have been relocated to operate through Terminal B.

                4. In order to accomplish the relinquishment of gates and support space in Terminal B as hereinabove provided, Airline agrees that it shall sublease to City such Special Facilities as may be located in or as may be necessary to support such relinquished gates and space (or an appropriate undivided interest or right of use therein) for the remaining term of the B Special Facilities Lease (or such shorter term as may be applicable if Airline is permitted to reinstate its lease of such relinquished gates and space under this Agreement) for a rental equal to the sum of (i) the allocable expenses of operation and maintenance of such Special Facilities or interest therein, including City charges, if any, for allocable indirect Airport System costs, plus (ii) an amount per annum (or any portion thereof) equal to the annual debt service or any portion thereof that would have been payable on the amount of the Series 1997B Bonds and any additional capital expenditures by Airline not funded with Series 1997B Bonds (documented to the reasonable satisfaction of the Director) required to finance such allocable share of Special Facilities determined as if the bonds (i) were issued in an original principal amount increased by the amount of any unreimbursed capital expenditure by Airline, (ii) had a final maturity of December 31, 2017 and (iii) had an amortization schedule such that they had equal debt service from the date of beneficial occupancy of the Special Facilities until the final maturity of the bonds (but not less than 18.0 years). The foregoing sublease provisions shall not relieve Airline from any responsibility with respect to its obligations as lessee under the B Special Facilities Lease, including particularly its obligation to pay the full amount of Net Rent thereunder and all of its other obligations with respect to the Series 1997B Bonds; provided, however, that such sublease to City shall provide that City shall use its best efforts to continually require on Airline's behalf that any occupant receiving such occupancy rights from City be obligated to provide insurance and indemnification with respect to such Special Facilities for the benefit of City and Airline to the same extent that Airline is obligated to do so herein, and provided further that Airline shall not be required to indemnify City for acts of subtenants or their passengers in and about such Special Facilities.

           D.   City's Right to Reconstruct Terminal B Flight
Stations.

                1. In the event City, on or after January 1, 2008, determines that the Terminal B flight stations should be demolished and replaced as recommended in the approved Airport master plan, City may, upon giving Airline six-months written notice, take back (as hereinbelow provided) portions of Airline's Terminal B Leased Premises in order to carry out such reconstruction; provided, however, that in no event will more than 25% of such gates and holdroom space to be reconstructed be taken out of service at any one time for such reconstruction; and provided further that City provides Airline with reasonably comparable substitute interim space during such reconstruction. Airline shall have the right of first refusal to lease the reconstructed space at full compensatory rates.

           2. In order to accomplish the foregoing reconstruction of certain Terminal B flight stations, City shall (A) if Airline wishes to lease such reconstructed space (which Airline shall have the first right of refusal to lease), (i) at City expense relocate at the new flight stations those salvageable or reusable Special Facilities (e.g. passenger loading bridges and Ground Support Equipment) and (ii) replace any demolished or non-reusable Special Facilities with replacement facilities of equivalent value and utility to Airline determined as of the date of such replacement in the reconstructed flight stations leased to Airline and (B) acquire such demolished or removed Special Facilities for a purchase price equal to the original principal amount of Bonds and any additional capital expenditures by Airline not funded with Bonds (documented to the reasonable satisfaction of the Director) allocable to such Special Facilities multiplied by a fraction, the numerator of which is the number of days from the date of acquisition to December 31, 2017 and the denominator of which is the number of days (but not less than 18.0 years) from the average weighted date of beneficial occupancy of such Special Facilities to December 31, 2017. Any such acquisition, but not relocation, costs shall be treated by City as costs of the replacement flight stations, subject to rents and charges as provided in Article V hereof. Under no circumstances will the foregoing described demolition and replacement of flight stations in Terminal B, nor the relocation, substitution or acquisition of Special Facilities as aforesaid relieve Airline of its obligations under the B Special Facilities Lease, particularly with respect to the payment of Net Rent or any of its other obligations with respect to the Series 1997B Bonds.

Section 4.02.  Terminal C Leased Premises

     A. Exclusive Use Space. Airline hereby leases from City and City hereby leases to Airline for its exclusive use the areas in Terminal C shown in Exhibit C, attached hereto and by reference made a part hereof for all purposes, which areas are to be used for the general purposes shown, as summarized below:

Type of Space                                           Area
(square feet)

Ticket counter                                            3,784
Ticket counter queuing                                    5,063
Ticket office                                            10,948
Baggage claim including bag service office               42,775
Baggage make-up                                         177,790
Curbside / remote check-in                                  264
Operations                                              127,688
Security                                                  3,862
Other offices                                            12,778
Holdrooms                                               131,766
Club rooms                                                9,786
Baggage cart circulation                                 62,960

     B.    Preferential Use Apron Area.

           1. Designation of Preferential Use Apron Area. Airline hereby leases from City and City hereby leases to Airline for its preferential use, but not for its exclusive use, the apron area at Terminal C including 9,830 sq. ft. of Special Facilities space - Series B on south concourse apron level as shown in Exhibit C, attached hereto and by reference made a part hereof for all purposes.

           2. Nonpreferential Use of Airline's Apron Area by Other Airlines. Airline is being granted preferential use of said apron area, but not exclusive use. At those times that Airline has no planned use for an aircraft parking position on Airline's apron area, and there are no other aircraft parking positions at the Airport available for use, Airline shall allow other scheduled or nonscheduled airlines authorized by the City to use Airport facilities to use such aircraft parking position as circumstances and the public interest may require for loading and unloading only, but in no event shall said use by others take precedence over Airline's use. Airline shall have the right to limit the duration of such usage to the actual time required for unloading, loading, and flight service operations and may require that such user tow off and back on to accommodate Airline's use. When such use is to be made of Airline's apron area, Airline shall be properly compensated for such use by the user of the facilities based on and in accordance with the attached Illustrative Calculation of Gate Use Fee in Exhibit D hereof.

           3. Parking of Airline's Aircraft. Airline shall have the right to locate any number of aircraft within the Terminal C Apron Area for the purpose of loading and unloading passengers, baggage, cargo and mail; provided, however, that Airline shall not park aircraft in such a manner as would prohibit access, ingress, and egress to and from all aircraft parking positions by aircraft, ramp equipment, and other traffic or would prohibit the movement of aircraft and ramp equipment to and from the most convenient taxiway and terminal building.

     Ground Area.   Airline hereby leases from City and City hereby
leases to Airline for its exclusive use 5,740 sq. ft. of Special
Facilities space - Series B at Terminal C as shown in Exhibit C, attached hereto and by reference made a part hereof for all purposes.

Section 4.03.   Airline's Use of Terminal Improvements and Ground
                Lease Premises Conveyed By B Special Facilities
                Lease

     Airline's rights under the B Special Facilities Lease to design, construct, equip, furnish, repair, maintain, occupy, use and enjoy Terminal B Improvements and Terminal C Improvements (as defined in the B Special Facilities Lease) and any other Special Facilities located in or attached to Terminals B or C shall not exist independent of Airline's right to use Terminals B and C pursuant to this Agreement. Additionally, to the extent that such Special Facilities overlie, adjoin or abut space designated as public space in this Agreement, then such Special Facilities shall not be used or occupied by Airline in any way that would impede or prevent public access to or enjoyment of such overlaid, adjoining or abutting public space as provided in this Agreement.

Section 4.04.   Surrender of Leased Premises

     A. Upon expiration or early termination of this Agreement, Airline shall surrender the Leased Premises to City in as good condition as such Leased Premises were in at the time of the original occupancy by Airline, excepting, however, (1) reasonable wear and tear that could not be prevented through routine maintenance required to be done by Airline, (2) damage by fire and other casualty, and (3) acts of God or the public enemy.

     B. Except as otherwise provided in this Section, all equipment, trade fixtures, and other personal property installed or placed by Airline in the Leased Premises or on or about the Airport and which can be removed without structural damage to the Leased Premises or any other City-owned property, shall remain the property of Airline unless otherwise provided in subsequent agreements between Airline and City, and Airline shall have the right at any time during the term of this Agreement and prior to its expiration or early termination to remove any and all of said property from the Airport provided Airline is not in default in its payments hereunder (beyond all applicable notice and opportunity to cure periods). Airline agrees to repair or pay for all damages, if any, resulting from such removal. All City property damaged by or as a result of the removal of Airline's property shall be restored at Airline's expense to the same or better condition that it was prior to such damage. Any and all property not removed by Airline prior to the expiration of this Agreement, or, if this Agreement ends by early termination, within sixty (60) days after receipt by Airline of a written notice by the Director to remove such property, shall thereupon become a part of the land upon which it is located and title thereto shall thereupon vest in City; and City reserves the right to remove such property not so removed by Airline, and if such removal is accomplished within the 30-day period after the expiration of this Agreement or the 60-day period referred to above (after the early termination of the Agreement), such removal by the City shall be at Airline's expense.

Section 4.05.   Covenant Against Liens

     Airline shall not cause nor permit any lien against the Leased Premises or any improvements thereto to arise out of or accrue from any action or use thereof by Airline; provided, however, that Airline may in good faith contest the validity of any alleged lien.

Section 4.06.   Quiet Enjoyment

     Upon payment by Airline of the rentals, fees and charges as herein required and subject to performance and compliance by Airline of the covenants, conditions, and agreements on the part of Airline to be performed and complied with hereunder, Airline shall peaceably have and enjoy the rights, uses and privileges of the Airport, its appurtenances and facilities as granted herein.

                           Article V

                        RENTALS AND FEES

Section 5.01.   General

     In consideration for the use of the Leased Premises, facilities, rights, and privileges granted hereunder and for the undertakings of City, Airline agrees to pay City, without set-off, as follows:

     A. During the initial six-month period of this Agreement (January 1 - June 30, 1998), the rentals, fees, and other charges calculated for Fiscal Year 1997-98 will remain under the provisions of the existing use and lease agreements which expired December 31, 1997.

     B. During the remaining term of this Agreement, the rentals and fees as set forth in this Article V and as recalculated according to the procedures of Article VI. hereof.

Section 5.02.   Statistical Report

     Airline shall submit in writing to the Director on or before the 15th day of each month the following statistical information relative to its scheduled, nonscheduled and charter operations at the Airport for the immediately preceding calendar month, in a format consistent with that provided in Exhibit E, attached hereto and by reference made a part hereof for all purposes:

     Total number of domestic enplaned and deplaned passengers, by terminal

     Total number of originating and connecting passengers, by terminal

     Total number of international enplaned and deplaned passengers

     Total number of landings by type of aircraft and maximum gross certificated landed weight by type of aircraft

     Total pounds of air cargo enplaned and deplaned

     Total pounds of air mail enplaned and deplaned

     The above statistical information shall be in addition to any other information elsewhere herein required to be submitted by the Airline each month for City's use in calculating landing fees and other charges pertinent to Airline's operations on the Airport.

Section 5.03.   Terminal Building Rentals

     Airline shall pay City for its Exclusive Use Space in Terminal B and Terminal C monthly rent based on the annual compensatory rental rates for Terminal B and Terminal C calculated each Fiscal
Year in accordance with Section 6.02 hereof.

Section 5.04.   Security Fees

     Airline shall pay City monthly amounts sufficient to reimburse City for Airline's appropriate share of City's actual costs of providing (1) armed law enforcement support for the security screening operation as required by FAR Parts 107 and 108 and (2) if required by Federal law, security screening, explosives detection, and other security measures at the Airport. Any fines or penalties assessed against City because of Airline's noncompliance with 14 CFR Part 107 shall promptly be reimbursed to City by Airline within thirty (30) days of receipt of written notice from the Director setting forth the amount of such fine or penalty; provided, however, that such payment shall not be construed as waiving Airline's right to contest such fine or penalty.

Section 5.05.   Apron Fees / Ground Area Rental

     A.    Apron Fees.   Airline shall pay City for its apron area
at Terminals B and C monthly rent based on the annual compensatory apron fee rates for Terminals B and C calculated each Fiscal Year in accordance with Section 6.03 hereof.

     B.    Ground Area Rental.   Airline shall pay City for its
Ground Area at Terminal C monthly rent based on $0.28 per sq. ft.
per annum and escalating 15% on January 1, 2003, and 15% on each succeeding fifth year during the term of this Agreement.

Section 5.06.   Landing Fees

     Airline shall pay City for its use of the Airfield monthly landing fees based on the annual landing fee rate calculated each Fiscal Year in accordance with Section 6.04 hereof. City will use its best efforts to charge and collect landing fees from all commercial air transportation users of the Airfield as Director may reasonably determine. As determined by City, the fees payable by noncommercial air transportation users for the use of the Airfield may be based on some method other than aircraft landed weight.

Section 5.07.   Other Fees and Charges

     A. Utilities. With respect to its Leased Premises and Airline-installed equipment, machinery and facilities, Airline agrees to pay all water, sewage, electricity, gas and other utility charges which may be charged to Airline for the use thereof, if such charges are separately assessed or metered as appropriate to Airline. Utility bills for metered utilities furnished by the City will be paid monthly or less frequently depending on billing schedule established by the City. For those areas not separately metered, both exclusive and common, charges for utility services (other than illumination which is to be provided by City and included in the base rental rate) will be assessed by City on a proportionate basis related to area leased or number of fixtures served. Meters will be installed where it is economically and mechanically feasible.

     B. Other. City reserves the right to assess, and Airline agrees to pay reasonable charges for the use of City-provided facilities including but not limited to: employee parking facilities; flight information display systems; public address systems; and issuance of security identification badges.

Section 5.08.   Security Deposit

     In the event Airline, at any time during the term of this Agreement, fails to make any of the payments required under this
Article V when due (beyond all applicable notice and opportunity to cure periods), City reserves the continuing right to require a security deposit in an amount equal to six times Airline's average monthly amount of rentals and fees payable under this Agreement, during the immediately succeeding six-month period. Such security deposit shall be provided to City by Airline, as a letter of credit or in such other form specified by the Director, within thirty (30) days of written demand therefor by City and shall be held by City until Airline has made timely payment of all rentals and fees payable under this Agreement for a period of twelve (12) consecutive months at which time such security deposit shall be returned to Airline.

Section 5.09.   Payment Provisions

     A. Terminal Building Rentals and Apron Fees. Terminal building rentals and apron fees shall be due and payable on the first day of each month in advance without invoice from the City.

     B. Landing Fees. Landing fees for each month shall be due and payable without invoice from the City on or before the fifteenth (15th) day following the last day of the preceding month and shall be transmitted to City together with Airline's monthly statistical report for the month as required in Section 5.02 hereof.

     C.    Other Fees.   All other rentals, fees, and charges
required hereunder shall be due and payable within thirty (30) days of the date of the invoice therefor.

     D. Right of City to Verify Airline's Payment. The acceptance of any payment made by Airline shall not preclude City from verifying the accuracy of Airline's report and computations or from recovering any additional payment actually due from Airline or preclude Airline from later demonstrating that Airline's report was inaccurate and that a lesser amount was properly owed (and to recover any such overpayment).

     E. Interest on Overdue Amounts. Any payment not received within five business days of the due date may accrue interest at the rate of 1.5% per month from the due date until the date when full payment is made.

     F. Form of Payment. Payments shall be made to the order of "City of Houston Department of Aviation" and shall be sent to the Director's office or such other place as may be designated by the Director from time to time. City and Airline shall cooperate in the development of a procedure for the electronic transfer of funds as the preferred method of payment.

Section 5.10    No Other Fees and Charges

     City agrees that it will not impose any rental, fee or charge, direct or indirect, on Airline for the exercise and enjoyment of the rights and privileges granted herein except those rentals, fees and charges provided for in this Agreement, and such other rentals, fees and charges as are mutually agreed upon by City and Airline; provided, however, there is excepted from this provision any and all fees and charges imposed or required by any rule, regulation or law of any governmental authority other than City. This provision is not intended to prevent City from making agreements concerning rentals, fees and charges with individuals or firms providing goods or services on the Airport who are tenants of City.

                          Article VI

                RECALCULATION OF RENTALS AND FEES

Section 6.01.   General

     Effective July 1, 1998 (for the Fiscal Year ending June 30,
1999), and for each Fiscal Year thereafter, rentals and fees will be reviewed and recalculated based on the principles and procedures set forth in this Article. The methodology for the calculation of airline rentals and fees described in this Article VI is illustrated in Exhibit F. For rate setting purposes, the calculations will be made on the basis of Department of Aviation estimates of costs and expenses and airline estimates of total landed weight and shall be provided to Airline at least thirty (30) days prior to the beginning of the Fiscal Year. For final settlement purposes all calculations will be made on the basis of actual costs and expenses incurred and will be provided to Airline as soon as possible following the completion of the annual audit of the Department of Aviation's financial statements.

Section 6.02.   Terminal Rental Rates

     A.    Terminal B.  The Total Costs of the Terminal B Airline
Area will be calculated by adding together the following amounts:

           1.   Direct and indirect Operation and Maintenance
Expenses allocable to the Terminal B Airline Area

           2. A Base Capital Charge of $6.50 per square foot times the Terminal B Airline Area which area shall be reduced for any space demolished or replaced as contemplated in Section 4.01.D. The Exclusive Use Space identified in Section 4.01.A. as ticket counter queuing and security areas shall receive a credit of $1.50 per square foot. The Exclusive Use Space identified in Section 4.01.A. as Special Facilities space - Series B Mezzanine Level shall receive a credit of $6.50 per square foot.

           3. Amortization of the net cost of each Capital Improvement placed in service in the Terminal B Airline Area on or after July 1, 1998, together with amortization of the net costs of any of the planned Capital Improvements in Terminal B set forth in Exhibit H which may be placed in service prior to July 1, 1998

           4. Interest on the cost of land allocable to the Terminal B Airline Area computed at City's historical average Cost of Capital

           5.   Annual Systems Costs allocable to the Terminal B
Airline Area

           6. Annual replenishment of the Renewal and Replacement Fund allocable to the Terminal B Airline Area, if necessary as required by City's master airport revenue bond ordinance

     The annual Terminal B Rental Rate will then be calculated by dividing the Total Costs allocable to the Terminal B Airline Area by the total square footage of airline space in the Terminal B Airline Area and multiplying by Airline's Exclusive Use Space.

     B.    Terminal C.  The Total Costs of the Terminal C Airline
Area will be calculated by adding together the following amounts:

           1.   Direct and indirect Operation and Maintenance
Expenses allocable to the Terminal C Airline Area

           2. Amortization of the unamortized net cost of each Capital Improvement in the Terminal C Airline Area as of June 30, 1998 over the remaining useful life of the Capital Improvement at the City's weighted Cost of Capital for all Airport Capital Improvements as of that date

           3.   Amortization of the net cost of each Capital
Improvement placed in service in the Terminal C Airline Area on or after July 1, 1998

           4. Interest on the cost of land allocable to the Terminal C Airline Area computed at City's historical average Cost of Capital

           5.   Annual Systems Costs allocable to the Terminal C
Airline Area

           6. Annual replenishment of the Renewal and Replacement Fund allocable to the Terminal C Airline Area, if necessary as required by City's master airport revenue bond ordinance

     The annual Terminal C Rental Rate will then be calculated by dividing the Total Costs allocable to the Terminal C Airline Area by the total square footage of airline space in the Terminal C
Airline Area.

Section 6.02.B.2 shall be subject to negotiation by City and Airline with respect to the value of the fully amortized Airline area in Terminal C, effective January 1, 2010.

Section 6.03.   Apron Fee Rates

     A.    Terminal B.  The Total Costs of the Terminal B Apron
Area will be calculated by adding together the following amounts:

           1.   Direct and indirect Operation and Maintenance
Expenses allocable to the Terminal B Apron Area.

           2. A Base Capital Charge of $0.50 per square foot times the Terminal B Apron Area which area shall be reduced for any space demolished or replaced as contemplated in Section 4.01.D.

           3. Amortization of the unamortized net cost of each Capital Improvement in the Terminal B Apron Area (including improvements associated with the fuel system) as of June 30, 1998 over the remaining useful life of the Capital Improvement at the City's weighted Cost of Capital for all Airport Capital Improvements as of that date

           4.   Amortization of the net cost of each Capital
Improvement placed in service in the Terminal B Apron Area on or after July 1, 1998

           5. Interest on the cost of land allocable to the Terminal B Apron Area computed at City's historical average Cost of Capital

           6.   Annual Systems Costs allocable to the Terminal B
Apron Area

           7. Annual replenishment of the Renewal and Replacement Fund allocable to the Terminal B Apron Area, if necessary as required by City's master airport revenue bond ordinance

     The annual Terminal B Apron Fee Rate will then be calculated by dividing the Total Costs allocable to the Terminal B Apron Area by the total square footage of pavement designated as apron area at Terminal B and multiplied by the Airline's Preferential Use Apron Area.

     B.    Terminal C.   The Total Costs of the Terminal C Apron
Area will be calculated by adding together the following amounts:

           1.   Direct and indirect Operation and Maintenance
Expenses allocable to the Terminal C Apron Area

           2. Amortization of the unamortized cost of each Capital Improvement in the Terminal C Apron Area (including improvements associated with the fuel system) as of June 30, 1998 over the remaining useful life of the Capital Improvement at the City's weighted Cost of Capital for all Airport Capital Improvements as of that date

           3.   Amortization of the cost of each Capital
Improvement placed in service in the Terminal C Apron Area on or after July 1, 1998

           4. Interest on the cost of land allocable to the Terminal C Apron Area computed at City's historical average Cost of Capital

           5.   Annual Systems Costs allocable to the Terminal C
Apron Area

           6. Annual replenishment of the Renewal and Replacement Fund allocable to the Terminal C Apron Area, if necessary as required by City's master airport revenue bond ordinance.

     The annual Terminal C Apron Fee Rate will then be calculated by dividing the Total Costs allocable to the Terminal C Apron Area by the total square footage of pavement designated as apron area at Terminal C.

     Section 6.03.B.2 shall be subject to negotiation by City and Airline with respect to the value of the fully amortized Terminal
C Apron Area, effective January 1, 2010.

Section 6.04.   Landing Fee Rate

     The Total Costs of the Airfield Area will be calculated by adding together the following amounts:

           1.   Direct and indirect Operation and Maintenance
Expenses allocable to the Airfield Area

           2. Amortization of the unamortized net cost of each Capital Improvement in the Airfield Area as of June 30, 1998, over the remaining useful life of the Capital Improvement at the City's weighted Cost of Capital for all Airport Capital Improvements as of that date

           3.   Amortization of the net cost of each Capital
Improvement placed in service in the Airfield Area on or after July
1, 1998

           4. Interest on the cost of land allocable to the Airfield Area computed at City's historical average Cost of Capital

           5.   Annual Systems Costs allocable to the Airfield Area

           6. Annual replenishment of the Renewal and Replacement Fund allocable to the Airfield Area, if necessary as required by City's master airport revenue bond ordinance.

     The Net Costs of the Airfield Area will then be calculated by subtracting revenues from general aviation fuel flowage fees. The Landing Fee Rate will then be calculated by dividing the Net Costs of the Airfield Area by the total aircraft landed weight of all airlines using the Airport.

Section 6.05.   Automated People Mover System Costs

     In the event the City purchases, acquires and/or assumes Airline's leasehold obligations for the B-C Link of the APM and extends the APM, as contemplated by Section 7.01.F.3 below and the City assumes the responsibility for the costs of the expanded APM, those costs shall be allocated as follows:

     A. Capital Costs. If the City assumes the Series 1997A Bonds, the annual capital cost of the expanded APM shall be the sum of (1) the actual debt service on the Series 1997A Bonds, (2) the amortization of any consideration paid Airline by City related to Airline's investment in the APM from sources other than the proceeds of the Series 1997A Bonds, as contemplated by Section 7.03(g) of the A Special Facilities Lease, and (3) the amortization of the City's investment in the expansion of the APM. If the City retires the Series 1997A Bonds from other sources, the annual capital cost of the expanded APM shall be the annual amortization of the City's total investment in the acquisition and expansion of the APM. The annual capital cost shall be allocated to each "link" of the system (B-C, C-IAB, and, if applicable, A-B) based on the actual costs of each link. The annual capital cost of each link shall then be further allocated to each of the terminals served by that link on an equal (50% / 50%) basis. The total annual capital cost allocable to each terminal shall then be charged to the airline user groups in the respective terminals (i.e., the Terminal A airlines for the Terminal A share, Airline for the Terminal B and Terminal C shares, and Airline and the IAB airlines for the IAB share).

     B. Operating Costs. The costs of operating and maintaining the expanded APM system shall be allocated among the airlines based on an equitable allocation methodology to be determined through consultation with Airline and the other airlines affected by the allocation.

     C. Other City Funds. If the City provides any funds in respect to the costs of the APM system that are not reimbursable through airline rates and charges, then Airline shall share proportionately in the recovery of such funds.

Section 6.06.   Mid-Year Rate Adjustments

     In the event that, at any time during a Fiscal Year, the Total Costs of the Terminal B Airline Area, Terminal C Airline Area, Terminal B Apron Area, Terminal C Apron Area, or Airfield Area, or the aggregate Total Landed Weight of all airlines, is projected by City to vary ten percent (10%) or more from the estimates used in setting terminal rental rates, apron fee rates, or the landing fee rate, such rates may be adjusted either up or down for the balance of such Fiscal Year, provided that such adjustment is deemed necessary by City. An upward adjustment shall only be used to ensure that adequate revenues will be available from such fees to recover the estimated Total Costs of the airline-supported cost centers. For each such adjustment, City shall provide Airline with a written explanation of the basis for the rate adjustment(s) and will provide thirty (30) days advance written notice before putting such adjustment(s) into effect. Unless extraordinary circumstances warrant additional adjustments, City will seek to limit such rate adjustments to no more than once each Fiscal Year.

Section 6.07.   Year-End Adjustment to Actual and Settlement

     On or about September 1 of each year, City shall furnish
Airline with a preliminary estimate of the year-end adjustment (as described below) to assist Airline in budgeting for any deficiency to be paid by Airline in the settlement process.

     City shall furnish Airline by December 1 with an accounting of the costs and expenses actually incurred, revenues and other credits actually realized (reconciled to the audited financial statements of the Airport System), and actual enplaned passengers and landed weights during such Fiscal Year with respect to each of the components of the calculation of terminal building rental rates, apron fee rates, and the landing fee rate in this Article VI and shall recalculate the rates, fees, and charges required for the Fiscal Year based on those actual costs and revenues. If requested by an airline, City shall convene a meeting of the airlines to discuss the calculation of the year-end settlement.

     In the event that Airline's rentals, fees, and charges billed during the Fiscal Year were more than the amount of Airline's rentals, fees, and charges required (as recalculated based on actual costs and revenues), such excess amount shall be paid in lump sum or issued as a credit to Airline within sixty (60) days of the calculation of such final settlement.

     In the event that Airline's rentals, fees, and charges billed during the Fiscal Year were less than the amount of Airline's rentals, fees, and charges required (as recalculated based on actual costs and revenues), such deficiency shall be billed to Airline and payable by Airline within sixty (60) days of the date of invoice. However, in the event that the amount of the Airline deficiency exceeds $350,000, Airline may pay the deficiency to City in equal monthly installments without interest over the remaining months of the current Fiscal Year.

                          Article VII

                  CONSTRUCTION OF IMPROVEMENTS

Section 7.01.   Construction By City

     A. Terminal A Improvements. In conjunction with the planned relocation of certain airlines from Terminal B to Terminal A, City will design and construct improvements and renovations to Terminal A as it deems necessary to meet the anticipated future needs of the airlines and public using that Terminal, including rebuilding, expansion and/or renovation of holdroom areas, baggage claim and make-up areas, and other areas of the land-side building. No costs of the Terminal A improvements will be included in the rate base for any of Airline's terminal facilities. City and Airline will coordinate regarding the overall phasing plan for the improvements to Terminal A and the relocation of American Airlines from Terminal B to Terminal A to facilitate Airline's occupancy of Terminal B.

           B. Terminal B Improvements. City will renovate Flight Station 6 and portions of the Terminal B land-side building (public and concession area improvements, utility systems, exterior refurbishment, etc.) to accommodate Airline's expanded domestic operations in Terminal B, as summarized in Exhibit G. Every reasonable effort will be made by City to ensure that construction of public area improvements in Terminal B will not adversely affect Airline's use and occupancy of Terminal B. However, Airline acknowledges that construction of the public area improvements may cause some disruption of Airline's operations in Terminal B after the effective date of this Agreement. Further, it is recognized that (1) American Airlines was not relocated to Terminal A prior to the expiration of its use and lease agreement on December 31, 1997,
(2) the renovation of such airline's space for Airline's use will commence promptly after that airline has relocated, and, therefore,
(3) Airline will not have the beneficial use of such improvements until after such renovation is completed (currently estimated for January 19, 1999, and which renovation shall be prosecuted with all due diligence by City as circumstances warrant).

           C. Terminal C Improvements. City will renovate and expand Terminal C as summarized in Exhibit H.

           D. Future Investments in Terminals B and C. Subject to an appropriation being made therefor, City agrees to spend from the Airport Improvement Fund on improvements to Terminals B and/or C at least $2.4 million during the initial ten (10) year term of Airline's use of its Terminal B Leased Premises and at least $6.8 million during the subsequent ten (10) year term of Airline's use of its Terminal B Leased Premises (provided the term of Airline's use of its Terminal B Leased Premises is extended as provided in
Section 3.02).

           E. Concession Area Improvements. City will use its best efforts to provide comparable quality of finishes and comparable availability and quality of concessions in the public areas of Terminal A, Terminal B, and Terminal C.

           F.   Automated People Mover System.

                1. Future Extension of the APM. City intends, at its expense, to extend the APM to the IAB (the C-IAB Link) soon after the initial link between Terminals B and C (the B-C Link) is constructed and may further extend the APM to Terminal A at a later date. Airline will coordinate in any reasonable manner with City to facilitate the extension of the APM, and City will use its best efforts to ensure that construction of such extension(s) does not interfere with Airline's operations.

                2. City Option to Purchase, Acquire and/or Assume Airline's Leasehold Obligations for the B-C Link of the APM. City shall have the option to purchase, acquire, and/or assume Airline's leasehold obligations for the B-C Link of the APM, as provided in
Section 7.03(d) of the A Special Facilities Lease, and take over responsibility for, and operating control of, the APM at any time after the B-C Link of the APM is operational; provided, however, that City shall take no action that jeopardizes the tax exempt status of the SFRBs.

                3.   Assumption of Airline's Obligations Upon
Extension of APM.   In the A Special Facilities Lease, City
covenants that it will not operate any extensions of the APM separately from B-C Link, but will take appropriate steps so that the entire APM, as extended to the IAB and/or Terminal A, is operated as a single system. Therefore, in the event City extends the APM to the IAB and/or Terminal A, as contemplated in Section 7.01.F.1 above, then City shall exercise its option to purchase, acquire, and/or assume Airline's leasehold obligations for the B-C Link of the APM, as provided in Section 7.01.F.2 above, and shall, unless otherwise mutually agreed, undertake to maintain and operate the entire APM, as provided in Section 8.01.E below. In such event, City shall, at its option, either (i) assume Airline's obligations for the Series 1997A Bonds or (ii) defease or retire the Series 1997A Bonds from the proceeds of Airport System Revenue Bonds or other Airport System funds, as provided in Section 7.03(d) of the A Special Facilities Lease.

     Section 7.02.   Construction By Airline

           A. Continental Special Facilities--General. Airline has undertaken to design, construct, install, and operate the Continental Special Facilities set forth in Article V of each such Special Facilities Lease.

           City has authorized and issued the SFRBs, in the total principal amount of $190 million to pay the costs of the Special Facilities, together with associated costs of issuance, debt
service reserve fund requirement and capitalization.   The SFRBs
are payable solely from the net rent required by Section 6.01 of the Special Facilities Leases. As provided in Section 6.02 of the Special Facility Leases, the payment of net rent by Airline is unconditional.

           B. Automated People Mover. The A Special Facilities Lease provides for Airline to design, construct, acquire, install, test, and operate, at its sole cost and expense, the initial link of the Automated People Mover between Terminals B and C. The capital costs of the initial B-C Link shall be paid from the proceeds of the Series 1997A Special Facilities Revenue Bonds to the extent available. The initial B-C Link is to be designed as the first phase of an Airport-wide APM system that may eventually connect the IAB and Terminal A with the Terminal B-C Link. The APM will be operated without direct charge to the passengers using the system.

           C. General / Approval of Plans. Airline may construct or install at its own expense any improvements, facilities or equipment, and any additions thereto, in the Leased Premises; provided, however plans and specifications of any such proposed construction or installation, including any alteration or addition thereto, shall be submitted to and receive the written approval of the Director prior to the commencement of construction, alteration or installation. All such construction, alteration, or installation may be made only after obtaining requisite building or construction licenses and permits and, in addition to usual City inspection, shall be subject to inspection and approval by said Director to see that said approved plans and specifications are being followed. All such construction, alteration, and installation shall be designed and carried out in accordance with the Department of Aviation's Tenant Improvement Manual as may be amended in any reasonable manner from time to time which is incorporated herewith by reference. Upon completion of construction, Airline shall provide City with as-built drawings of the improvements on CADD diskette.

           D. Airline Right to Select Architects and Contractors. No restrictions shall be placed on Airline as to architects, builders or contractors which it may employ in connection with any construction, installation, alteration, repair or maintenance by Airline in the Leased Premises.

           E. Title to Airline-Constructed Improvements. Title to all Airline-constructed improvements in the Leased Premises, other than the equipment, trade fixtures and personal property that Airline is permitted to remove under the provisions of Section 4.04.B hereof, shall vest in City immediately upon completion thereof.

           F. Contractor Indemnity and Warranty. Airline will use its best efforts to provide an indemnity from its construction contractors to City to the same extent as Airline obtains an indemnity from such contractor. Additionally, Airline will use its best efforts to cause all construction contractor warranties to inure to the benefit of City.

     Section 7.03.   Future Capital Improvements

           City may expand and improve the Airport as the City, in its sole judgment, may deem necessary to provide required facilities in the interest of the public and City. City will confer and coordinate with Airline and the other airlines serving the Airport regarding planned Capital Improvements at the Airport and at other airports in the Airport System, and, at least annually, provide the airlines with a detailed schedule of such planned Capital Improvements. However, City will retain the discretion to make capital investment decisions and issue bonds, as needed, to ensure that adequate facilities are provided on a timely basis to meet public and airline needs.

                         Article VIII

                    OPERATION AND MAINTENANCE

Section 8.01.   Obligations of City

           A. Exclusive Use Space. In the Exclusive Use Space, City will furnish only structural maintenance of City-constructed facilities. City shall provide maintenance and operation of City-installed systems, which will include outside window and building cleaning. City shall use reasonable efforts to furnish sufficient heat and air conditioning through its installed systems in those areas so equipped for such services and will install area lighting; however, City will furnish electrical power for interior area lighting only.

           B. Apron Area. City shall provide structural maintenance for the apron area.

           C. Common Use Airport Facilities. City agrees to operate, maintain and keep in good repair the areas and facilities provided by City for the common use of the airlines and the public in accordance with the practices of a reasonably prudent airport operator. City agrees to use its best efforts to keep the Airport free from obstructions and to do all things reasonably necessary for the safe, convenient and proper use of the Airport by those who are authorized to use the same.

           D. Public Areas of Terminal Buildings. City will operate, maintain and keep in good, sanitary and neat condition and repair the public areas of the terminal buildings (except for those areas therein leased to others for their exclusive use) and all additions, improvements and facilities now or hereafter provided by City at or in connection with the terminal buildings and for common use by all airlines and the public, excepting any improvements or facilities constructed or installed by Airline, either individually or jointly with others, and those that Airline has agreed under the provisions hereof to operate or maintain as aforesaid. City will keep the roof, structure and utility systems of the terminal buildings in good repair. City will keep the public areas in and around the terminal buildings adequately supplied, equipped and furnished to accommodate the public using same and will operate and maintain directional signs in said public areas, including by way of example, but not by way of limitation, signs indicating the location in the terminal buildings of public facilities provided by City on the Airport (but excluding permanent new Terminal B signage to be installed as part of the Continental Special Facilities). City will use reasonable efforts to provide (1) sufficient heat and air conditioning to those areas on the Airport equipped for such service; (2) illumination and drinking water in the public areas in the terminal buildings; (3) adequate lighting for the public vehicular parking facilities and aircraft apron; and (4) such janitorial and cleaning services as necessary to keep the public areas of the terminal buildings and areas adjacent thereto in a reasonably presentable and usable condition at all times.


           E.   Automated People Mover System.

                1.   Option to Contract with City for APM
Maintenance. Airline may elect to contract with City for City to operate the APM as provided in the A Special Facilities Lease. In such event, City will enter into a contract with Airline with respect thereto, and pursuant to such contract, the operating and maintenance costs of the B-C Link shall be billed to and paid by Airline; provided, however, that in the event other tenant airlines use the B-C Link, such airlines shall pay a pro rata share of such costs in accordance with Section 6.05 hereof.

                2. City Obligation to Maintain and Operate the APM Upon Purchase, Acquisition, and/or Assumption of Airline's APM Leasehold Obligations or Extension of the APM. In the event that City (1) exercises its option to purchase, acquire, and/or assume Airline's leasehold obligations for the B-C Link of the APM as provided in Section 7.01.F.2 above or (2) extends the APM to the IAB and/or Terminal A and, thereby becomes obligated to purchase, acquire, and/or assume Airline's leasehold obligations for the B-C Link of the APM as provided in Section 7.01.F.3 above, then City shall take over operating control of the APM and, unless otherwise mutually agreed, assume such responsibility for operating and maintaining the APM and use its best efforts to cause the APM to be operated so as to provide the same or substantially similar levels of service (based on frequency and capacity) to Terminals B and C as were provided prior to such date.

Section 8.02.   Obligations of Airline

           A.   Exclusive Use Space.    Airline shall provide all
maintenance in the Exclusive Use Space not otherwise provided by City under Section 8.01 hereof. In addition, Airline shall furnish all janitorial services within the Exclusive Use Space. Airline shall also provide electrical relamping, all decorating and redecorating when required, and all maintenance and operation of tenant-installed improvements and systems in its Exclusive Use Space. Airline shall maintain the Exclusive Use Space in a neat, clean, sanitary, sightly and operable condition.

           B. Apron Area. Airline shall perform or cause to be performed such cleaning of the apron area leased to Airline as shall be necessary to keep said area in a clean, neat and orderly condition free of foreign objects and shall periodically on an as-needed basis remove grease, oil, and fuel spills caused by Airline with ramp scrubbing equipment and repair any foreign object damage.

           C.   Automated People Mover System.  Subject to
Section 8.01.E.1, Airline shall be solely responsible for all operating and maintaining costs and all taxes, charges, utilities, and liens associated with the B-C Link of the APM (as provided in Sections 6.04, 8.01, and 8.02 of the A Special Facilities Lease) unless City exercises its option to purchase, acquire, and/or assume Airline's leasehold obligations for the B-C Link of the APM (as provided in Section 7.01.F.2 or 7.01.F.3 hereof and Section 7.02(d) of the A Special Facilities Lease), in which event, unless otherwise mutually agreed, the City will assume such responsibilities.

           D. Other Continental Special Facilities. Airline shall be responsible for paying all operation and maintenance costs and all taxes, charges, utilities, and liens associated with all Special Facilities other than the APM, as provided in Sections 6.04, 8.01, and 8.02 of the Special Facility Leases.

           E. Airline-Constructed Improvements. Airline shall cause all improvements and facilities, and additions thereto, constructed or installed by Airline, either alone or in conjunction with other airline tenants, and all vehicles and equipment operated by Airline on the Airport to be kept and maintained in a safe condition and in good repair (except those repairs and maintenance undertaken by City in Section 8.01 hereof) in accordance with uniform standards applicable to all Airport tenants as established from time to time by the Director. Airline shall keep the Exclusive Use Space and improvements thereon in a sanitary and neat condition and, during construction, shall cause compliance with all health, safety and other laws and requirements applicable thereto; provided, however, that notwithstanding anything herein to the contrary, Airline shall not be obligated to make any capital repairs or structural alterations to so comply, unless necessitated as a result of Airline's construction activities or required under the Special Facility Leases.

           F. Performance by City Upon Failure of Airline to Maintain. In the event Airline fails within thirty (30) days after receipt of written notice from City to perform any obligation required under this Section to be performed by Airline, City may enter the Leased Premises involved, without such entering causing or constituting a termination of this Agreement or an interference with the possession of said Leased Premises by Airline, and do all things reasonably necessary to perform such obligation. City may charge Airline the reasonable cost and expense of performing such obligation and Airline agrees to pay to City upon demand such charge in addition to any other amounts payable by Airline hereunder; provided, however, if Airline's failure to perform any such obligation endangers the safety of the public, the employees or property of City, or other tenants of the Airport and City so states in its written notice to Airline, City may perform such obligation of Airline at any time after the giving of such notice and charge to Airline the reasonable cost and expense of such performance which Airline shall pay as aforesaid.

                          Article IX

                         INDEMNIFICATION

Section 9.01.   Release and Indemnification of City.

           A. Airline, for itself, its successors and assigns hereby releases and discharges city, its predecessors, successors, assigns, legal representatives and its agents, employees and officers (collectively in this section "city") from any liability of city for (i) any damage to property of airline or (ii) for consequential damages suffered by airline, where any such damage is sustained in connection with or arising out of the performance of this agreement.

           B. With no intent to affect airline's environmental indemnification set forth in section 14.02(d), airline expressly agrees to protect, defend, indemnify and hold city completely harmless from and against (but subject to sections d and e hereof):
(i) any and all liabilities, lawsuits, causes of action, losses, claims, judgments, damages, fines or demands arising by reason of or in connection with the actual or alleged errors, omissions, or negligent acts of airline or of city in connection with or arising out of the performance of this agreement, including, but not limited to, bodily injury, illness, physical or mental impairment, death of any person, or the damage to or destruction of any real or personal property; and (ii) all reasonable, out-of-pocket costs incurred to establish city's right to indemnification hereunder; and (iii) all costs for the investigation and defense of any and all liabilities, lawsuits, causes of action, losses, claims, judgments, damages, fines or demands including, but not limited to, reasonable attorney fees, court costs, discovery costs and expert fees. Subject to subsections d and e hereof, airline's agreement to protect, defend, indemnify and hold harmless city expressly extends to the actual or alleged joint or concurrent negligence of city and airline.

           C. Upon the filing by anyone of any type of claim, cause of action or lawsuit against city for any type of damages arising out of incidents for which city is to be indemnified by airline pursuant to this section 9.01, city shall, as soon as practical, and, in any event, within 10 days of city becoming aware thereof, notify airline of such claim, cause of action or lawsuit. In the event that airline does not settle or compromise such claim, cause of action, or lawsuit at its own cost, to the extent airline is required to indemnify city pursuant to this section 9.01, then airline shall undertake the legal defense of such claim, cause of action, or lawsuit at its own cost (subject to section 9.01e) through counsel of recognized capacity or otherwise not reasonably disapproved by city both on behalf of itself and on behalf of city (assuming no substantial conflicts of interest exist) until final disposition, including all appeals. city may, at its sole risk, cost and expense, participate in the legal defense of any such claim, cause of action or lawsuit by airline to defend against such claim, cause of action or lawsuit without such participation affecting airline's obligation herein. Any final judgment rendered against city for any cause for which city is to be indemnified against pursuant to this section 9.01 shall be conclusive against airline as to liability and amount upon the expiration of the time for all appeals.

           D. The provisions of section 9.01b and c hereof shall not apply to any claim or demand (i) to the extent arising from the negligence of city when city is more than 50% liable, under this agreement, or from the breach of city's express obligations hereunder; or (ii) if such claim or demand relates to any act or omission occurring outside the premises leased exclusively or preferentially to airline under this agreement, unless airline is more liable for (i.e., is more at fault for) such claim or demand than each other party to such claim or demand; (iii) to the extent the claim or demand is covered under the insurance available to city as an additional insured under article x herein; (iv) to the extent the claim or demand is covered under a third party insurance policy owned or carried by city and/or any of its agencies or instrumentalities; or (v) unless the claim or demand is covered by, or city has asserted a defense based on governmental or sovereign immunity. City shall be responsible for asserting any defense of governmental immunity as it may exist from time to time, and it shall do so upon the timely written request of airline or its insurance carrier(s); provided, that, if (a) a claim or demand is made against airline by a third party for which airline has insurance coverage pursuant to sections 10.02 and 10.03 hereof, and
(b) there is a deductible carried by airline applicable to such claim or demand (or airline, through self-insurance or other self-funded insurance program, bears the financial risk of any portion of such claim or demand as to the deductible only), then the provisions of section 9.01B and C shall apply to such portion of the claim or demand that is subject to such deductible or self-insurance of the deductible or other self-funded insurance program as to the deductible (and to any other portion of the claim or demand as to city that is not satisfied with insurance proceeds). For purposes of this section, airline covenants and agrees that as to each claim or demand that may be subject to the provisions hereof, the deductible amount shall never be deemed to be greater than $1,000,000.

           E. Notwithstanding anything in this section to the contrary, the liability of the airline for city's negligence, inclusive of all defense costs expended solely for city's defense, under section 9.01B and C shall not exceed $1,000,000 per occurrence.

                           Article X

                            INSURANCE

Section 10.01.  General

           With no intent to limit or increase Airline's liability or the indemnification provisions herein, Airline shall provide and maintain certain insurance (except as to Environmental/Impairment Pollution coverage as set forth below) in full force and effect at all times during the term of this Agreement and all extensions thereto, as set forth Section 10.02 below. If any of the insurance is written as "claims made" coverage, then Airline agrees to keep such "claims made" insurance in full force and effect by purchasing policy period extensions for at least five years after the expiration or termination of this Agreement.

     Section 10.02.  Risks and Minimum Limits of Coverage

     Workers Compensation:              Statutory

     Employer's Liability:

Bodily injury by accident $1,000,000 (each accident)
Bodily injury by Disease $1,000,000 (policy limit)
Bodily injury by Disease $1,000,000 (each employee)

     Commercial General Liability:
     (Including broad form coverage, contractual liability, bodily and personal injury, and products and completed operations)

Combined single limit of:
$10,000,000 per occurrence / aggregate
Products and Completed operations:
$10,000,000 aggregate

     Aircraft Liability:
     (covering owned, hired, and nonowned aircraft including passenger liability)

$200,000,000 combined single limit

     Environmental Impairment / Pollution:
     (including coverage for receiving, dispensing, transporting, removal and handling of aviation fuels or any other pollutants, as well as any other operations involving pollutants)

$1,000,000 combined single limit per occurrence
Coverage required contingent upon Airline's election, in its sole discretion, to purchase this coverage

     All Risk:
     (Covering Airline improvements, trade fixtures and equipment, including fire, lighting, vandalism, and extended coverage perils)
Replacement value

     Automobile Liability Insurance:
     (For automobiles used by Airline in the course of its performance under this Agreement, including Airline's non-owned and hired autos)

$5,000,000 combined single limit per occurrence

(Aggregate limits are per 12-month period unless otherwise indicated.)

Section 10.03.       Other Provisions

           A. Form of Policies. The insurance may be in one or more policies of insurance. Nothing the Director does or fails to do shall relieve Airline from its duties to provide the required coverage hereunder, and the Director's actions or inactions shall not be construed as waiving City's rights hereunder.

           B. Issuers of Policies. The issuer of any policy shall have a Certificate of Authority to transact insurance business in the State of Texas or have a Best's rating of at least B+ and a Best's Financial Size Category of Class VI or better, according to the most current edition of Best's Key Rating Guide, Property-Casualty United States.

           C. Insured Parties. Each policy, except those for Workers Compensation, Professional Liability and Employer's Liability, shall name City (and its officers, agents, and employees) as Additional Insured as its interest may appear on the issued certificate of insurance and all renewal certificates (such certificates to accurately reflect City's Additional Insured status on Airline's original policies and any renewals or replacements thereof during the term of this Agreement). City shall be named Loss Payee on All Risk and Builders Risk coverages (except to the extent coverage relates to Airline's equipment and personal property).

           D. Deductibles. Without increasing, decreasing or expanding its duties under Section 10.01. hereof, Airline shall assume and bear any claims or losses to the extent of any deductible amounts and waives any claim it may ever have for the same against City, its officers, agents, or employees; provided, however, that nothing herein stated shall diminish Airline's rights or increase Airline's obligations in respect to its undertakings or hold harmless, defense and indemnification set forth in Article IX hereof.

           E. Cancellation. Each policy shall expressly state that it may not be cancelled, materially modified or nonrenewed unless thirty (30) days advance written notice is given in writing to the Director by the insurance company.

           F. Aggregates. Airline shall give written notice to the Director within twenty (20) days of the date upon which total claims by any party against Airline reduce the aggregate amount of coverage below the amounts required by this Agreement. In the alternative, the policy may contain an endorsement establishing a policy aggregate for the particular project or location subject to this Agreement.

           G. Subrogation. Each policy shall contain an endorsement to the effect that the issuer waives any claim or right in the nature of subrogation to recover against City, its officers, agents, or employees.

           H. Endorsement of Primary Insurance. Each policy hereunder except Workers Compensation and Professional Liability shall be primary insurance to any other insurance available to the Additional Insured and Loss Payee with respect to claims arising hereunder.

           I. Liability for Premium. Airline shall be solely responsible for payment of all insurance premiums required hereunder, and City shall not be obligated to pay any premiums.

           J.   Contractors and Subcontractors.

                1.   With the exception set forth in Section
10.03.J.2 below, Airline shall contractually require all contractors and subcontractors involved in the provision of any labor, materials or services on, at or within the Leased Premises, to carry insurance naming City as an additional insured and meeting all of the requirements in Sections 10.01, 10.02, and 10.03 hereof, except coverage amount. The coverage amount shall be commensurate with the amount of the particular contract and shall be subject to the approval of the Director. Airline shall provide in its contracts with its contractors and subcontractors that they submit to the Director copies of insurance certificates for the coverages required herein.

                2.   Airline shall be under no obligation to
require its contractors or subcontractors to provide aircraft liability coverage.

                3. In connection with the design and construction of any Airline improvements to the Leased Premises, Airline shall require:

                a. The architect/engineer to secure Professional Liability coverage with a minimum of $1,000,000 per occurrence/aggregate if the project construction cost is estimated to exceed $10,000,000;

                b.   The construction contractor and/or its
     subcontractors to secure Builder's Risk coverage equal to the replacement value of the improvements; and

                c.   The construction contractor and/or its
     subcontractors to secure Asbestos Abatement liability coverage if the project includes work with asbestos.

     Such Asbestos Abatement liability insurance shall include coverage for liability arising from the encapsulation, removal, handling, storage, transportation, and disposal of asbestos-containing materials and shall be in a minimum amount of $1,000,000 combined single limit per occurrence.

           K. Proof of Insurance. Within ten (10) days of the Effective Date of this Agreement and at any time during the term of this Agreement, Airline shall furnish the Director with certificates of insurance, along with an affidavit from Airline confirming that the certificates accurately reflect the insurance coverage that will be available during the term. If requested in writing by the Director, Airline shall furnish City with copies of Airline's insurance policies.

           Notwithstanding the proof of insurance requirements set forth above, it is the intention of the parties hereto that Airline, continuously and without interruption, maintain in force the required insurance coverages to be carried by Airline set forth
above.    Airline agrees that City shall never be argued to have
waived or be estopped to assert its right to terminate this Agreement hereunder because of any acts or omissions by City regarding its review of insurance documents provided by Airline, its agents, employees, or assigns.

           L. City Right to Review and Adjust Coverage Limits. City reserves the right at reasonable intervals during the Term of this Agreement to cause the insurance requirements of this Article X to be reviewed by an independent insurance consultant experienced in insurance for public airports in Texas, taking into consideration changes in statutory law, court decisions, or the claims history of the airline industry as well as that of Airline, and, based on the written recommendations of such consultant, and in consultation with Airline, to reasonably adjust the insurance coverages and limits required herein but not more often than every twelve (12) months.

                          Article XI

            DAMAGE OR DESTRUCTION OF LEASED PREMISES

Section 11.01.  Leased Premises Inhabitable

           If any of the Leased Premises shall be partially damaged by fire or other casualty, but such Leased Premises remain inhabitable, same will be repaired with due diligence by the City to the condition existing just prior to such casualty, but City's responsibility in this regard shall be limited to the extent of the proceeds of insurance received with respect to such premises and to the extent funds are appropriated for such repair by the City's governing body.

Section 11.02.  Leased Premises Uninhabitable

           If any of the Leased Premises shall be completely destroyed or partially damaged by fire or other casualty rendering all or a substantial portion of the Leased Premises uninhabitable and it is reasonably estimated by the Director that it will take more than 180 days to repair, Director shall notify Airline in writing within ninety (90) days of such casualty whether the damaged or destroyed Leased Premises will be repaired. If any or all of the Leased Premises is to be repaired, it shall be repaired with due diligence by the City, and the rental allocable to the damaged or destroyed Leased Premises shall be abated for the period from the occurrence of the damage to the substantial completion of the repairs. If the repair period is estimated to exceed 180 days, City shall make good faith efforts to provide Airline with temporary substitute space, if available, during such period of repair, at a rental rate for comparable space based on the rates and charges principles set forth in this Agreement.

Section 11.03.  Automatic Termination

           If the City shall fail to notify Airline of its decision as set forth in Section 11.02 above (or gives written notice of its intent not to repair), City shall be deemed to have elected to terminate this Agreement only as to the Leased Premises damaged or destroyed, and the Agreement shall automatically terminate as to such Leased Premises as of the date of the damage or destruction, with no further liability therefor by either City or Airline except those liabilities that accrued, including rent, prior to such damage or destruction.

Section 11.04.       Airline Improvements

           Airline shall reconstruct all its improvements in the damaged or destroyed Leased Premises necessary for the conduct of Airline's business operations in the manner existing just prior to the casualty, consistent with the City's obligations set forth in Sections 11.01, 11.02 and 11.03.

Section 11.05.  Insurance

           The terminal buildings in which Airline's Exclusive Use Space is located, exclusive of Airline's property, will be insured by City under a policy of fire and extended coverage insurance to the extent of not less than eighty percent (80%) of the insurable value of such property if such percentage of coverage is available. Insurance moneys and funds received on account of the damage to or destruction of such property will be applied by the City to the repair, construction, or replacement of such damaged or destroyed property. Premiums paid by the City for insurance provided in compliance herewith shall be included by the City as a part of Airport operation and maintenance expenses.

                          Article XII

                           TERMINATION

Section 12.01.  Termination by City

           City, in addition to any other right of cancellation herein given to it or any other rights to which it may be entitled by law or equity or otherwise, may cancel this Agreement by giving Airline sixty (60) days advance written notice, to be served as hereinafter provided, upon or after the happening of any one or more of the following events, except default in timely payment of any money due City including Passenger Facility Charges (PFCs), if applicable, for which fifteen (15) days written notice shall be given and except default in providing copies of insurance policies or maintaining required insurance coverages described in Section 10.03K, for which ten (10) days written notice shall be given:

           A. The filing by Airline of a voluntary petition in bankruptcy or any assignment for benefit of creditors of all or any part of Airline's assets; or

           B. Any institution of proceedings in bankruptcy against Airline and the adjudication of Airline as a bankrupt pursuant to such proceedings; or

           C. The taking of jurisdiction by a court of competent jurisdiction of Airline or its assets pursuant to proceedings brought under the provisions of any Federal reorganization act; or

           D. The appointment of a receiver or trustee of Airline's assets by a court of competent jurisdiction or by a voluntary agreement with Airline's creditors; or

           E. The abandonment by Airline of its conduct of its air transportation business at the Airport and in this connection, suspension of operations for a period of ninety (90) days will be considered abandonment in the absence of an explanation satisfactory to and accepted in writing by the Director; or

           F. If Airline shall be prevented for a period of ninety (90) days, after exhausting or abandoning all appeals, by any action of any governmental authority, board, agency or officer having jurisdiction thereof from conducting its air transportation business at the Airport, or it is so prevented from conducting its air transportation business, either by (a) reason of the United States or any agency thereof, acting directly or indirectly, taking possession of, in whole or substantial part, the Leased Premises or premises required for the actual operation of Airline's aircraft to and from the Airport; or (b) if all or a substantial part of the Leased Premises shall be acquired through the process of eminent domain; or

           G. The default by Airline in the performance of any covenant, obligation or condition herein required to be performed by Airline and the failure of Airline to remedy such default for a period of thirty (30) days after receipt from City of written notice to remedy the same, except default in timely payment of any money due City under this Agreement, for which a total of fifteen
(15) days written notice will be given and except default in providing copies of insurance policies or maintaining required insurance coverages described in Section 10.03K, for which ten (10) days written notice shall be given; provided, however, that no notice of cancellation as above provided shall be of any force or effect if Airline shall have remedied the default prior to receipt of City's notice of cancellation or within the said 30-day period Airline commences the process of remedying the default and diligently prosecutes the same to completion. Failure by City to take any authorized action upon default by Airline of any of the terms, covenants or conditions required to be performed, kept and observed by Airline shall not be construed to be or act as a waiver of said default or of any subsequent default of any of the terms, covenants and conditions herein contained to be performed, kept and observed by Airline. The acceptance of rentals by City from Airline for any period or periods after a default by Airline of any of the terms, covenants and conditions herein required to be performed, kept and observed by Airline shall not be deemed a waiver or estoppel of any right on the part of City to cancel this Agreement for failure by Airline to so perform, keep or observe any of said terms, covenants or conditions.

Section 12.02.  Termination by Airline

           In addition to any other right of cancellation herein given to Airline or any other rights to which it may be entitled by law, equity, or otherwise, as long as Airline is not in default in payment to City of any amounts due City under this Agreement or otherwise, Airline may cancel this Agreement and thereby terminate all of its rights and unaccrued obligations hereunder by giving City sixty (60) days advance written notice, to be served as hereinafter provided, upon or after the happening of any of the following events:

           A.   Termination, suspension, revocation or
cancellation, by any federal agency with competent jurisdiction of Airline's right or authority to operate as a scheduled air carrier serving the Airport;

           B. Issuance by a court of competent jurisdiction of an injunction which in any way substantially prevents or restrains the use of the Airport or any part thereof necessary for Airline's scheduled flight operations and which injunction remains in force for a period of at least thirty (30) days after City has exhausted or abandoned all appeals, if such injunction is not necessitated by or issued as the result of an act or omission of Airline;

           C. If, at any time during the term of this Agreement, because of City's failure to provide within a reasonable time safe aircraft operating facilities, the Federal Aviation Administration or its successor fails or refuses to certify the Airport as adequate to accommodate aircraft which Airline is licensed to operate and is operating into and from all other airports of like size and character and with similar facilities and which aircraft are in general use on Airline's scheduled transportation route system; and which Airline may reasonably desire to operate into or from the Airport; provided such refusal or failure is not due to any fault of Airline;

           D. The inability of Airline for a continuing period in excess of ninety (90) days to use the Airport or to exercise any rights or privileges granted to Airline hereunder and necessary to its scheduled flight operations because of any law or ordinance by any governmental authority having jurisdiction over the operations of the Airport or Airline, or because of any order, rule, regulation or other action or any nonaction of the Federal Aviation Administration, its successor or any other authorized governmental agency; prohibiting such use, or because of earthquake or other casualty (excepting fire), acts of God or the public enemy, and beyond the control of Airline.

           E. The default by City in the performance of any covenant or condition within the control of City and herein required to be performed by City and failure of City to use its best efforts to remedy such default for a period of thirty (30) days after receipt from Airline of written notice to remedy the same; provided, however, that no notice of cancellation as above provided shall be of any force or effect if City shall have remedied the default prior to receipt of Airline's notice of cancellation or within the aforesaid thirty (30) day period or during said period commences the process of remedying the same and diligently prosecutes the same to completion.

           F. The assumption by the United States Government or any authorized agency thereof of the operation, control or use of the Airport and facilities, or any substantial part thereof, in such a manner as substantially to restrict Airline, for a continuous period of at least ninety (90) days, from operating its air transportation business.

           G. Termination, suspension or discontinuation of Airline's services to the Airport by a governmental agency authorized to do so because of a war or national emergency declared by the government. Airline's performance of all or any part of this Agreement for or during any period or periods after a default of the terms, covenants and conditions herein contained to be performed, kept and observed by City shall not be deemed a waiver of any right on the part of Airline to cancel this Agreement for failure by City so to perform, keep or otherwise observe any if the terms, covenants or conditions hereof to be performed, kept and observed by City, or be construed to be or act as a waiver by Airline of said default or of any subsequent default of any of said terms, covenants and conditions herein contained and to be performed, kept and observed by City.

           H. In any event where the usage of the Airport by Airline is materially affected as provided in this Section 12.02, and whether or not Airline is entitled to cancel this Agreement as herein provided, while such event is continuing, an equitable adjustment to the rentals herein required to be paid by Airline shall be made by City, as are determined to be reasonable by City in its sole judgment.

                         Article XIII

                    ASSIGNMENT AND SUBLETTING

     Section 13.01.  Assignment and Subletting

           A. Airline shall not at any time assign this Agreement in whole or in part without the prior written consent of the Director; provided, however, that the foregoing shall not prevent the assignment of this Agreement to any corporation with which Airline may merge or consolidate or which may succeed to the business of Airline and provided further that, in connection with any such requested assignment, Airline may request City to release the assigned portion of said Leased Premises from this Agreement and to relieve Airline of rental obligation therefor. In the event City fails or refuses to approve such request and relief, Airline may then assign all or a portion of the Leased Premises to another air transportation company or companies that have executed an airport use and lease agreement with City.

           B. Airline may sublet all or any part of the Leased Premises only after obtaining the prior written consent of the Director, but if an event of default shall occur and be continuing under this Agreement, City may collect rent from such sublessee or occupant and apply the amount collected to the extent possible to satisfy the obligations of Airline hereunder, but no such collection shall be deemed a waiver by the City of the covenants contained herein or the acceptance by the City of such sublessee or occupant as a successor to Airline or a release of Airline by City from its obligations hereunder.

           C. All of the terms, provisions, covenants, stipulations, conditions and consideration in this Agreement shall extend to and bind the legal representatives, successors, sublessees, and assigns of the respective parties hereto.

                          Article XIV

                    MISCELLANEOUS PROVISIONS

Section 14.01.  Rules and Regulations

           From time to time the Director may adopt and enforce rules and regulations with respect to the occupancy and use of the Airport, its services and facilities, by persons, vehicles, aircraft and equipment that in his opinion will reasonably insure the safe, efficient, and economically practicable operation thereof and provide for the safety and convenience of those using the Airport, and to protect the Airport and its facilities and the public from damage or injury resulting from operations on, into and from the Airport. Airline agrees to observe and obey any and all rules and regulations as are currently in place and as may be reasonably established from time to time, and to require its officers, agents, employees, contractors, and suppliers, to observe and obey the same. City reserves the right to deny access to the Airport or its facilities to any person, firm or corporation that fails or refuses to obey and comply with such rules and regulations. Such rules and regulations of City will not be inconsistent with the terms of this Agreement nor with valid rules, regulations, orders and procedures of the Federal Aviation Administration or any other government agency duly authorized to make or enforce rules and regulations for the operation of the Airport and the operation of aircraft using the Airport. Airline at all times shall be furnished (at the notice address provided herein and to Airline's on-Airport manager) a current copy of any such City rules or regulations and any amendments thereto, and Airline reserves the right to contest any such rules and regulations which it believes to be unreasonable.

Section 14.02.  Compliance with Law

           A. General. Airline shall not use the Airport or any part thereof, or knowingly permit the same to be used by any of its employees, officers, agents, subtenants, contractors, invitees, or licensees for any illegal purposes and shall, at all times during the term of this Agreement, comply with all applicable regulations, ordinances, and laws of the City, the State of Texas, or the Federal Government, and of any governmental bodies which may have jurisdiction over the Airport. Nothing in this Section 14.02 shall modify the provisions of Section 14.01 or limit Airline's rights thereunder.

           B.   Compliance with Statutes, Ordinances and
Regulations. At all times during the term of this Agreement, Airline shall, in connection with its activities and operations at the Airport:

                1. Comply with and conform to all applicable present and future statutes and ordinances, and regulations promulgated thereunder, of all Federal, State, and other government bodies of competent jurisdiction that apply to or affect, either directly or indirectly, Airline or Airline's operations and activities under this Agreement. Airline shall comply with all applicable provisions of the Americans with Disabilities Act of 1990 (42 U.S.C. Section 12101), as may be amended from time to time, and federal regulations promulgated thereunder that may be made applicable as a result of construction activities conducted by Airline.

                2. Subject to prior written approval of the Director, make, at its own expense, all non-structural improvements, repairs, and alterations to its Exclusive Use Space, equipment, and personal property that are required to comply with or conform to any of such statutes, ordinances, or regulations (subject to Section 14.01).

                3.   As respects the City, be and remain an
independent contractor with respect to all installations, construction, and services performed by or on behalf of Airline hereunder.

           C.   Compliance with Environmental Laws.

                1. Airline shall comply with all federal, state, local statutes, ordinances, regulations, rules, policies, codes or guidelines now or hereafter in effect, as same may be amended from time to time, which govern Hazardous Materials or relate to the protection of human health, safety or the environment, applicability of which are invoked by the conduct of Airline's business operations at the Airport and shall include but not be limited to: the Federal Insecticide, Fumicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; the Oil Pollution Control Act of 1990, 33 U.S.C. Section 270 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C., Section 9601 et seq.; and as amended by the Superfund Amendments and Reauthorization Act of 1986, Pub. Law No. 99-499, 100 Stat. 1613; the Toxic Substances Control Act, 15 U.S.C., Section 2601 et seq.; the Clean Air Act, 42 U.S.C. 7401 et seq.; the Clean Water Act, 33 U.S.C., Section 1251, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C., Section 1801 et. seq.; the Resource Conservation and Recovery Act, 42 U.S.C.,
Section 6901 et seq.; or their State counterparts; and all substances defined as hazardous waste or as hazardous substances under the laws of Texas and/or the United States or in regulations promulgated pursuant to such laws (collectively, "Environmental Laws").

                2. Any fines, penalties, or remediation costs that may be levied against the City by the Environmental Protection Agency or the Texas Natural Resource Conservation Commission or any other governmental agency for Airline's failure to comply with the Environmental Laws as required herein shall be reimbursed to the City by Airline within twenty-one (21) days of receipt of an invoice from City for such fines or penalties.

                3. Airline shall prevent the presence, use, generation, release, omission, discharge, storage, disposal or transportation of any Hazardous Materials by Airline on, under, in, above, to or from the Airport or any other areas or facilities subject to this Agreement, other than in strict compliance with all Environmental Laws.

                4. Airline acknowledges that the Airport is subject to the National Pollution Discharge Elimination System Program ("NPDES") and its regulations relating to stormwater discharges, 40 CFR Part 122, for operations that occur at the Airport. Airline further acknowledges that it is familiar with these NPDES stormwater regulations, that it will conduct operations at the Airport in compliance with 40 CFR Part 122 or any applicable NPDES permit, as either may be amended from time to time.

                5. City and Airline both acknowledge that close cooperation is necessary to ensure compliance with any NPDES stormwater discharge permit, as well as to ensure safety and to minimize costs. Airline acknowledges that it may be necessary to undertake to minimize the exposure of stormwater to materials generated, stored, handled or otherwise used by Airline as defined in the federal stormwater regulations, by implementing and maintaining "Best Management Practices" as defined in 40 CFR,
Part 122.2 and as implemented in any applicable NPDES permit, as either may be amended from time to time.

                6.   Airline acknowledges that City's NPDES
stormwater discharge permit and any subsequent amendments, extensions or renewals thereto, to the extent affecting Airline's operations at the Airport, is incorporated by reference into this Agreement. Airline agrees to be bound by all applicable portions of said permit. City shall promptly notify Airline of any changes to any portions of said permit applicable to, or that affect, Airline's operations.

                7. City shall provide Airline with written notice of those NPDES stormwater discharge permit requirements (including any modifications thereto) that Airline shall be obligated to perform from time to time at the Airport, including, but not limited to: certification of non-stormwater discharges; collection of stormwater samples; preparation of stormwater pollution prevention or similar plans; implementation of "good housekeeping" measures or Best Management Practices; and maintenance of necessary records. Such written notice shall include applicable deadlines. Airline, within fifteen (15) days of receipt of such written notice, shall notify City in writing if it disputes any of the NPDES stormwater discharge permit requirements it is being directed to undertake. If Airline does not provide such timely notice, it is deemed to assent to undertake such requirements. If Airline provides City with written notice, as required above, that it disputes such NPDES stormwater discharge permit requirements, City and Airline agree to negotiate a prompt resolution of their differences. Airline warrants that it will not object to City notices required pursuant to this paragraph unless Airline has a good faith basis to do so.

                8. City and Airline agree to provide each other upon request, with any non-privileged information collected and submitted to any governmental entity(ies) pursuant to applicable
NPDES stormwater regulations.

                9.   Airline agrees to participate in any
reasonable manner requested by the City in any City organized task force or other work group established to coordinate stormwater activities at the Airport.

                10.  Upon reasonable notice based on the
circumstances and without materially disrupting Airline's operations (except in case of emergencies when notice shall not be required), City shall have the right at any time and from time to time to enter upon Airline's Leased Premises for purposes of inspection to ensure that Airline is complying with this
Section 14.02.C. without such inspection constituting a trespass.

                11. All such remedies of City with regard to environmental requirements as set forth herein shall be deemed cumulative in nature and shall survive termination of this Agreement.

           D.   INDEMNIFICATION.   Airline shall protect, defend,
indemnify, and hold harmless City and its officers, agents, and employees from and against any loss, cost, claim (including claims for remediation costs or in kind remediation), demand, penalty, fine, liability and expense (including but not limited to attorneys' and consultants' fees, court costs and litigation expenses) and hereafter referred to as "liability" from whomever received, whether a private person or governmental entity related to:

                1.   Airline's use or the presence caused by
airline of hazardous materials of whatever kind or nature, known or unknown, contingent or otherwise on the Airport, which liability may arise out of any investigation, monitoring, cleanup, containment, removal, storage or restoration work required or incurred hereunder by City or any other entity or person in a reasonable belief that such work is required by any applicable environmental law;

                2.   Any actual, threatened, or alleged
contamination by hazardous materials on the Airport premises by airline or its agents;

                3. The disposal, release or threatened release of hazardous materials by airline or its agents at the Airport that is on, from, or affects soil, air, water, vegetation, buildings, personal property, or persons;

                4. Any personal injury, death or property damage (real or personal) arising out of or related to Hazardous Materials used (including storage or disposal) by Airline at the Airport; or

                5.   Any violation by Airline of Environmental
Laws;

provided, however, that the foregoing indemnity shall not be applicable to losses, costs, expenses, claims, demands, penalties, fines, settlements, liabilities and expenses resulting from conditions existing as of the effective date of this Agreement and which such conditions are not the result of any operations, activities, actions or inactions of airline or its agents, or which are caused solely by city or its agents.

           E. Airline shall not be responsible in any way for any Hazardous Materials that exist on the Airport, the presence of which was not caused by Airline. In the event that any such presence of Hazardous Materials not caused by Airline results in Airline being substantially deprived of the use or benefit of any material portion of the Leased Premises, City agrees to use its best efforts to provide replacement space for Airline during the period of such depravation or to abate the rent due hereunder in an equitable manner.

Section 14.03.  Nondiscrimination

           A. General. In the use and occupation of the Airport, Airline shall not unlawfully discriminate against any person or class of persons by reason of race, color, religion, sex, national origin or ancestry, age, or physical or mental handicap.

           B. Civil/Human Rights Laws. In its operations at the Airport and in its use of the Airport, Airline shall not, on the grounds of race, color, religion, sex, national origin or ancestry, or age, discriminate or permit discrimination against any person or group of persons in any manner prohibited by Part 21 of the Federal Aviation Regulations, the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, and Section 15-17 of the City's Code of Ordinances. Without limiting the generality of the foregoing, Airline agrees to not discriminate against any employee or applicant for employment because of race, color, religion, sex, national origin or ancestry, or age. Airline agrees to take affirmative action to ensure that applicants are employed, and that employees are treated during employment without regard to their race, color, religion, sex, national origin or ancestry, age, or physical or mental handicap. Such action shall include, but not be limited to: employment, upgrading, demotion, or transfer; recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; selection for training; and disciplinary actions and grievances. Airline agrees to post, in conspicuous places available to employees and applicants for employment, notices to be provided setting forth the provisions of this nondiscrimination clause.

           C. USDOT Requirements. Airline, for itself, its successors in interest, and assigns, as a part of the consideration of this Agreement, does hereby covenant and agree that, in the event improvements are constructed, maintained, or otherwise operated on the Airport for a purpose for which a United States Department of Transportation program or activity is extended or for another purpose involving the provision of similar services or benefits, Airline shall maintain and operate such improvements and services in compliance with all other requirements imposed pursuant to 49 CFR, Part 21 (Non-discrimination in Federally Assisted Programs of the Department of Transportation), as said regulations may be amended.

           Airline, for itself, its heirs, personal representatives, successors in interest, and assigns, as a part of the consideration of this Agreement, does hereby covenant and agree that: (1) no person on the grounds of race, color, religion, sex, national origin or ancestry, or age, shall be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination in the use of said improvements; (2) that in the construction of any improvements on, over, or under such land and the furnishing of services thereon, no person on the grounds of race, color, religion, sex, national origin or ancestry, or age, shall be excluded from participation in, denied the benefits of, or otherwise be subjected to unlawful discrimination; (3) that Airline shall use the Airport facilities in compliance with all other requirements imposed by, or pursuant to, 49 C.F.R., Part 21 (Non-discrimination in Federally Assisted Programs of the Department of Transportation), as said regulations may be amended; and
(4) Airline assures that it will undertake an affirmative action program as required by 14 C.F.R., Part 152, Subpart E, Non-discrimination Airport in Aid Program, to ensure that no person shall on the grounds of race, color, religion, national origin or ancestry, sex, age, or physical or mental handicap be excluded from participating in any employment activities covered in 14 CFR, Part 152, Subpart E, or such employment activities covered in Section 15-17 of the City's Code of Ordinances. Airline assures that no person shall be excluded on these grounds from participating in or receiving the services or benefits of any program or activity covered by this Section 14.03. Airline assures that it will require that any covered suborganization similarly will undertake affirmative action programs and that the suborganization will require assurance from the suborganization's suborganization, as required by 14 CFR., Part 152, Subpart E, to the same affect.

Section 14.04.  Payment of Taxes

           Airline shall pay all taxes that may be levied, assessed or charged upon Airline or its property located on the Airport by the State of Texas or any of its political subdivisions or municipal corporations, and shall obtain and pay for all licenses and permits required by law. However, Airline shall have the right to contest, in good faith, the validity or application of any such tax, license or permit and shall not be considered in default hereunder as long as such contest is in progress. Further, Airline agrees to diligently prosecute such contest.

Section 14.05.  Right to Lease to United States Government

           During time of war or national emergency City shall have the right to lease the Airport landing area or any part thereof to the United States Government for use by the Armed Forces and, if any such lease is executed, the provisions of this Agreement insofar as they are inconsistent with the provisions of the lease to the Government shall be suspended; however, such suspension shall not extend the term of this Agreement. If, as a result of any such lease, the rights or duties of Airline hereunder are materially affected, then Airline shall receive an equitable rental adjustment.

Section 14.06.  Notice or Consent

           Any notice or consent required herein to be obtained from or given by City (or Director) may be given by Director unless otherwise provided. Consent of City or Airline when required herein shall not be unreasonably withheld, delayed or conditioned.

Section 14.07.  Rights Reserved to City

           Nothing contained herein shall unlawfully impair the right of City to exercise its governmental or legislative functions. This Agreement is made subject to the Constitution and laws of the State of Texas and to the Charter of the City of Houston, Texas, and to the provisions of the Airport Improvement Program Grant Agreements applicable to the Airport and its operation, and the provisions of such agreements, insofar as they are applicable to the terms and provisions of this Agreement, shall be considered a part hereof to the same extent as though copied herein at length to the extent, but only to the extent, that the provisions of any such agreements are required generally by the United States at other civil airports receiving federal funds. To the best of the City's knowledge, nothing contained in such laws or agreements conflicts with the express provisions of this Agreement.

Section 14.08.  Favored Nations

           Airline shall have the same rights and privileges and pay the same City-established fees and charges, not to exceed those established under the provisions of this Agreement as periodically revised under the terms hereof, with respect to the use of the Airport as are granted to or charged any other airline executing a use and lease agreement with City for use of the Airport. It is understood that ground rentals and lease rentals are set by City Council, as provided by City Charter, and to the extent permitted under applicable Federal law therefore may vary between lessees on account of the different premises to be leased at the time thereof. It is further understood that lease rentals and charges in terminal buildings, flight stations and associated aircraft apron areas constructed in the future and not described in this Agreement may vary from the lease rentals and charges established herein for the facilities, depending upon the capital cost and financing arrangements involved and, therefore may be more or less than the lease rentals established herein for similar facilities.

Section 14.09.  Right of Entry

           Upon reasonable notice based on the circumstances and without materially disrupting Airline's operations (except in case of emergencies when notice shall not be required), City may enter upon the Leased Premises to which Airline is given rights and privileges under the provisions hereof and which is leased exclusively to Airline hereunder at any time for any purpose necessary, incidental to or connected with the performance of Airline's obligations hereunder, or in the exercise of City's governmental functions, and upon the termination or cancellation of this Agreement, and such entry or reentry shall not constitute a trespass nor give Airline a cause of action for damages against City.

Section 14.10.  Notices

           Except notices required under Sections 14.02.C.10 and
14.01 herein where notice shall be acceptable if given either in writing or verbally to Airline's Vice President of hub operations, or his/her designee, notices to City and/or Airline provided for herein shall be deemed sufficiently given when delivered or when mailed by certified or registered mail, postage prepaid, or when given by telephone immediately confirmed in writing by telecopier (or other communications device acceptable to the party) as follows or to such other address, telephone or telecopier number as a party may from time to time designate in writing to the other party hereto:

     To City:

     Director of Aviation
     City of Houston
     16930 J.F. Kennedy Boulevard
     Houston Intercontinental Airport
     Houston, Texas 77032
     Telephone:  (281) 233-1877
     Telecopier:  (281) 233-1864

     To Airline:
(When Delivered)                   (When Mailed)
     Continental Airlines, Inc.         Continental Airlines, Inc.
     1600 Smith Street Dept. HQS-PF     P. O. Box 4607 Dept. HQS-PF
     Houston, Texas 77002               Houston, Texas 77210
     Attention:  Vice President         Attention:  Vice President
              Corporate Real Estate       Corporate Real Estate
     Telephone:  (713) 324-2245
     Telecopier:  (713) 324-6954

     With a copy to:                    With a copy to:

     Continental Airlines, Inc.         Continental Airlines, Inc.
     1600 Smith Street Dept. HQS - LG   P. O. Box 4607 Dept. HQS-LG
     Houston, Texas 77002               Houston, Texas 77002
     Attention:  General Counsel        Attention:  General Counsel
     Telephone:  (713) 324-2950
     Telecopier:  (713) 520-6329

Section 14.11.  City's Right to Audit Books and Records

           Airline agrees to keep books and records on its operations at the Airport and the Director or any other authorized City representative upon reasonable advance written notice to Airline shall have the right to inspect and audit such books and records to ensure compliance with the prevailing municipal bond disclosure requirements and to determine that City has received from Airline all moneys due the City under the terms hereof including, but not limited to, the rentals and fees and PFCs (if applicable) payable to Airport by Airline.

Section 14.12.  Force Majeure

           Neither City nor Airline shall be deemed in violation of this Agreement if it is prevented from performing any of its obligations hereunder by reason of strikes, boycotts, labor disputes, embargoes, shortage of material, acts of God, acts of the public enemy, acts of superior governmental authority, weather conditions, tides, riots, rebellion, sabotage, or any other circumstances for which it is not responsible or which is not in its control; provided, however, that these provisions shall not excuse Airline from paying the rentals and fees hereinbefore specified in Article V.

Section 14.13.  Non-Waiver

           The acceptance of fees by City for any period or periods after a default of any of the terms, covenants and conditions herein contained to be performed, kept and observed by Airline, shall not be deemed a waiver of any right on the part of City to terminate this Agreement for failure by Airline to perform, keep or observe any of the terms, covenants or conditions of this Agreement, and shall not be deemed a waiver of the right of City to terminate this Agreement pursuant to Article XII of this Agreement.

Section 14.14.  Place of Payments

           All payments required of the Airline by this Agreement shall be made payable to the City of Houston and shall be mailed to the office of the Director of Aviation, City of Houston, P.O. Box 60106, George Bush Intercontinental Airport, Houston, Texas 77205-0106, or to such other officer or address as may be substituted therefor in writing to Airline by the Director.

Section 14.15.  Nonliability of Individuals

           No director, officer, agent or employee of either party shall be charged personally or held contractually liable by or to the other party under any term or provision of this Agreement or because of any breach thereof or because of its or their execution or attempted execution.

Section 14.16.  Remedies to be Nonexclusive

           All remedies provided in this Agreement shall be deemed cumulative and additional and not in lieu of or exclusive of each other or of any other remedy available to City or Airline at law or in equity (to the extent not inconsistent with the express provisions hereof) and the exercise of any remedy or the existence herein of other remedies or indemnities shall not prevent the exercise of any other remedy.

Section 14.17.  Exclusiveness of Airline's Rights

           Nothing herein contained shall be deemed to grant to Airline any exclusive right or privilege within the meaning of
Section 308 of the Federal Aviation Act for the conduct of any activity on the Airport, except that, subject to the terms and provisions hereof, Airline shall have the right to exclusive possession of the exclusive areas leased to Airline under the provisions of this Agreement.

Section 14.18.  Other Land and Buildings Excluded

           It is agreed and understood that it is not intended by this Agreement or any Exhibit hereto to lease any building, space or area, or set any rental rates for any building, space or area, other than what is specifically described herein.

     Section 14.19.  Titles

           The titles of the several articles of this Agreement are inserted herein for convenience only and are not intended and shall not be construed to affect in any manner the terms and provisions hereof or the interpretation or construction thereof.

     Section 14.20.  Invalid Provisions

           In the event any covenant, condition or provision herein contained is held to be invalid by a court of competent jurisdiction, the invalidity of any such covenant, condition or provision shall in no way affect any other covenant, condition, or provision herein contained, provided the invalidity of any such covenant, condition or provision does not materially prejudice either City or Airline in its respective rights and obligations contained in the valid covenants, conditions and provisions of this agreement.

Section 14.21.  Enforcement

           The City Attorney or his or her designee shall have the right to enforce all legal rights and obligations under this Agreement without further authorization. Airline covenants to provide to the City Attorney all documents and records that the City Attorney reasonably requests to assist in determining Airline's compliance with this Agreement when a good faith basis exists for the belief that Airline is not in compliance with this Agreement, with the exception of those documents made confidential by federal or state law or regulations and provided that the provision of such documents and records by Airline shall be further limited in any respect that the provision of any documents or records of City pertaining to this Agreement would be limited pursuant to Chapter 552, Texas Gov't. Code, as amended or otherwise.

Section 14.22.  Operation of Airport

           City agrees to maintain and operate the Airport in accordance with all applicable standards, rules and regulations of the Federal Aviation Administration or its successor. City shall exercise its rights hereunder and otherwise operate the Airport with due regard for the operational requirements and long-term interests of the airlines and the interests of traveling public, in a manner that is consistent with applicable law, federal aviation regulation, federal grant assurances, and City airport revenue bond ordinances.

Section 14.23.  Entire Agreement

           This Agreement constitutes the entire Agreement of the parties on the subject matter hereof and may not be changed, modified, discharged or extended except by written instrument duly executed by City and Airline. Airline agrees that no representations or grant of rights or privileges shall be binding upon City unless expressed in writing in this Agreement.

Section 14.24.  Successors and Assigns

           The provisions of this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto; provided, however, this provision shall in no way whatsoever alter the restriction herein regarding assignment and subletting by Airline.

     Section 14.25.  Subordination

           City agrees that the Director, in his discretion, and subject to approval of the City Attorney, shall be permitted to, from time to time, execute any agreement providing for the subordination of any statutory or constitutional landlord's lien over any of Airline's property acquired in connection with any bona fide, third party purchase money equipment (or other personal property) financing (whether through a sale leaseback financing or other equipment lease financing transaction), it being further agreed that the financing of costs expended by Airline for the purchase of equipment or personal property within twelve (12) months prior to such financing transaction shall be considered purchase money financing hereunder; provided, however, that such subordination shall be limited to Airline's property that is financed or refinanced in such transaction.

    EXECUTED this ______ day of ____________________, A.D. 19__.


ATTEST:                            CITY OF HOUSTON:


_____________________________      By:___________________________
City Secretary                     Mayor



ATTEST:                            CONTINENTAL AIRLINES, INC.



_____________________________      By: ____________________________
Secretary


APPROVED:                          COUNTERSIGNED:


_____________________________      By: ___________________________
Director, Department of Aviation   City Controller



APPROVED AS TO FORM:               DATE COUNTERSIGNED:


_____________________________      By: ____________________________
Senior Assistant City Attorney

THE STATE OF TEXAS )(

COUNTY OF HARRIS    )(


     BEFORE ME, the undersigned authority, a notary public in and for Harris County, Texas, on this day personally appeared LEE P. BROWN, MAYOR of the CITY OF HOUSTON, known to me to be the person and officer whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and considerations therein expressed as the act and in the capacity therein stated.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE, this the _________ day of _______________________, A.D. 19___.



                              _____________________________________
                              Notary Public in and
                              for Harris County, Texas


THE STATE OF TEXAS  )(

COUNTY OF HARRIS    )(

     BEFORE ME, the undersigned authority, on this day personally appeared ________________________________________________, Vice-
President of the corporation above named, __________________________________________________, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledges to me that he executed the same for the purpose and consideration therein expressed, in the capacity therein stated, and as the act and deed of said corporation.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE, this the _________ day of _______________________, A.D. 19___.




                              ____________________________________
                              Notary Public in and
                              for Harris County, Texas